$90,000,000
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT
                                  by and among
                                HK SYSTEMS, INC.,
                                       and
                         HARRIS TRUST AND SAVINGS BANK,
                           Individually and as Agent,
                                       and
                                   The Lenders
                       which are or become parties hereto


                          Dated as of November 15, 1996

                                Table of Contents
                                                                         Page

   Section 1.     The Credits.                                             1
   Section 1.1.   Present Loans                                            1
   Section 1.2.   Revolving Credit.                                        2
   Section 1.3.   The Loans                                                3
   Section 1.4.   Letters of Credit                                        3
   Section 1.5.   Manner and Disbursement of Borrowings.                   5
   Section 2.     Interest and Change In Circumstances.                    6
   Section 2.1.   Interest Rate Options.                                   6
   Section 2.2.   Minimum Amounts.                                         8
   Section 2.3.   Computation of Interest.                                 8
   Section 2.4.   Manner of Rate Selection.                                8
   Section 2.5.   Change of Law.                                           8
   Section 2.6.   Unavailability of Deposits or Inability to Ascertain
        Adjusted LIBOR.                                                    9
   Section 2.7.   Taxes and Increased Costs.                               9
   Section 2.8.   Change in Capital Adequacy Requirements.                10
   Section 2.9.   Funding Indemnity                                       10
   Section 2.10.  Lending Branch.                                         11
   Section 2.11.  Discretion of Lenders as to Manner of Funding.          11
   Section 3.     Fees, Prepayments, Terminations, Applications and
        Notations.                                                        11
   Section 3.1.   Fees.                                                   11
   Section 3.2.   Voluntary Prepayments.                                  12
   Section 3.3.   Mandatory Prepayments.                                  13
   Section 3.4.   Terminations.                                           13
   Section 3.5.   Place and Application of Payments.                      14
   Section 3.6.   Notations and Requests.                                 15
   Section 4.     Collateral.                                             16
   Section 4.1.   Collateral.                                             16
   Section 4.2.   Subsidiary Guarantees.                                  16
   Section 4.3.   North Carolina Subsidiary Stock                         16
   Section 4.4.   Canadian Subsidiary Collateral                          16
   Section 4.5.   North Carolina Subsidiary Collateral                    17
   Section 5.     Definitions                                             17
   Section 5.1.   Definitions.                                            17
   Section 5.2.   Interpretation.                                         27
   Section 6.     Representations and Warranties.                         27
   Section 6.1.   Company's Organization and Qualification.               27
   Section 6.2.   Subsidiaries.                                           28
   Section 6.3.   Margin Stock.                                           28
   Section 6.4.   Financial Reports                                       29
   Section 6.5.   Full Disclosure                                         29
   Section 6.6.   Good Title                                              29
   Section 6.7.   Litigation and Other Controversies.                     29
   Section 6.8.   Taxes.                                                  30
   Section 6.9.   Approvals.                                              30
   Section 6.10.  Affiliate Transactions.                                 30
   Section 6.11.  Investment Company                                      30
   Section 6.12.  ERISA.                                                  31
   Section 6.13.  Compliance with Laws.                                   31
   Section 6.14.  Other Agreements.                                       31
   Section 7.     Conditions Precedent.                                   31
   Section 7.1.   All Advances.                                           32
   Section 7.2.   Initial Advance.                                        32
   Section 7.3.   Certain Real Estate Collateral                          34
   Section 7.4.   North Carolina Real Estate Collateral                   35
   Section 7.5    Authority Documents                                     36
   Section 7.6.   Good Standing Certificates                              37
   Section 8.     Covenants.                                              37
   Section 8.1.   Maintenance of Business.                                37
   Section 8.2.   Maintenance of Property.                                37
   Section 8.3.   Taxes and Assessments                                   37
   Section 8.4.   Insurance.                                              38
   Section 8.5.   Financial Reports.                                      38
   Section 8.6.   Current Ratio                                           39
   Section 8.7.   Leverage Ratio                                          39
   Section 8.8.   Funded Debt Ratio                                       40
   Section 8.9.   Interest Coverage Ratio                                 40
   Section 8.10.  Capital Expenditures                                    40
   Section 8.11.  Indebtedness for Borrowed Money.                        41
   Section 8.12.  Liens.                                                  41
   Section 8.13.  Investments, Acquisitions, Loans, Advances and
         Guaranties.                                                      42
   Section 8.14.  Operating Leases.                                       44
   Section 8.15.  Sales and Leasebacks.                                   44
   Section 8.16.  Dividends and Certain Other Restricted Payments         45
   Section 8.17.  Mergers, Consolidations and Sales.                      45
   Section 8.18.  Maintenance of Subsidiaries                             46
   Section 8.19.  Formation of Subsidiaries.                              46
   Section 8.20.  ERISA.                                                  46
   Section 8.21.  Compliance with Laws.                                   46
   Section 8.22.  Burdensome Contracts With Affiliates.                   46
   Section 8.23.  Changes in Fiscal Year.                                 47
   Section 8.24.  Change in the Nature of Business.                       47
   Section 8.25.  Amendments to Subordinated Indebtedness                 47
   Section 8.26.  Use of Loan Proceeds                                    47
   Section 9.     Events of Default and Remedies.                         47
   Section 9.1.   Events of Default                                       47
   Section 9.2.   Non-Bankruptcy Defaults                                 50
   Section 9.3.   Bankruptcy Defaults                                     50
   Section 9.4.   Collateral for Undrawn Letters of Credit                50
   Section 10.    The Agent.                                              51
   Section 10.1.  Appointment and Authorization.                          51
   Section 10.2.  Rights as a Lender                                      51
   Section 10.3.  Standard of Care                                        51
   Section 10.4.  Costs and Expenses                                      52
   Section 10.5.  Indemnity                                               53
   Section 10.6.  Credit Decision                                         53
   Section 11.    Miscellaneous.                                          53
   Section 11.1.  Holidays.                                               53
   Section 11.2.  No Waiver, Cumulative Remedies.                         53
   Section 11.3.  Waivers, Modifications and Amendments                   53
   Section 11.4.  Costs and Expenses                                      54
   Section 11.5.  Documentary Taxes.                                      55
   Section 11.6.  Survival of Representations.                            55
   Section 11.7.  Survival of Indemnities.                                55
   Section 11.8.  Notices                                                 55
   Section 11.9.  Headings                                                56
   Section 11.10. Severability of Provisions.                             56
   Section 11.11. Counterparts.                                           56
   Section 11.12. Binding Nature, Governing Law, Etc                      56
   Section 11.13. Entire Understanding                                    57
   Section 11.14. Participations                                          57
   Section 11.15. Assignment Agreements                                   57
   Section 11.16. Terms of Collateral Documents not Superseded            58
   Section 11.17. Confidentiality                                         58
   Signature                                                              60

   Exhibit A - Revolving Credit Note
   Exhibit B - Form of Opinion of Counsel
   Exhibit C - Compliance Certificate
   Schedule 6.3 - Subsidiaries

                                HK Systems, Inc.
                   Third Amended and Restated Credit Agreement

   To:
   Harris Trust and Savings Bank                   Bank One, Milwaukee, NA
   Chicago, Illinois                               Milwaukee, Wisconsin
   Firstar Bank Milwaukee, N.A.                    The Northern Trust Company
   Milwaukee, Wisconsin                            Chicago, Illinois

   and their from time to time assigns
   Ladies and Gentlemen:

        The undersigned, HK Systems, Inc., a Wisconsin corporation (the "Company"), is the successor by merger to a former Delaware corporation known as HK Systems, Inc. ("Old HK"). The Company refers to the Credit Agreement dated as of October 29, 1993 as amended by the Amended and Restated Credit Agreement dated as of February 13, 1995 and as further amended by the Second Amended and Restated Credit Agreement dated as of May 23, 1996 and currently in effect (the "Prior Credit Agreement") between the Company and the Lenders currently party thereto (the "Existing Lenders"). Old HK issued to the Existing Lenders under the Prior Credit Agreement its revolving credit notes dated May 23, 1996 payable to the order of the Existing Lenders in the face principal amount of $40,000,000 (the "Prior Notes") to evidence the loans outstanding under the revolving credit provided under the Prior Credit Agreement. As a result of Old HK's merger with and into the Company, the Company has assumed liability for the indebtedness evidenced by the Prior Notes (the "Present Loans"). The Company has requested that the Existing Lenders modify the terms and conditions applicable to the Present Loans and extend the maturity thereof and that the Lenders provide to the Company a new revolving credit facility covering the Present Loans and additional credit to be extended by the Lenders to the Company from time to time, all on and subject to the terms and conditions set forth below. Accordingly, this Agreement is executed and delivered by the Company to the Lenders for the sake of convenience and clarity, to amend and restate the Prior Credit Agreement and in so doing set forth and confirm the terms and conditions applicable to such new credit facilities and the covenants, representations and warranties to be made in connection therewith. Accordingly, upon execution by the Company and the Lenders in the spaces provided for that purpose below, Sections 1 through 11 of the Prior Credit Agreement and the Exhibits and Schedules thereto shall be amended and as so amended shall be restated in their entirety as follows:

   .c1.Section 1. The Credits.

        .c2.Section 1.1.     Present Loans;.  The Company acknowledges that
   it is justly and truly indebted to the Existing Lenders on the Present Loans in the principal amount of $18,000,000.00 plus accrued and unpaid interest thereon. Substantially concurrently herewith, the Company is executing and delivering to the Lenders the Notes hereinafter identified and defined. Upon satisfaction of the conditions precedent to effectiveness set forth in Section 7 hereof, the Present Loans evidenced by the Prior Notes shall automatically, and without further action on the part of either the Lenders or the Company, become evidenced by the Notes issued under this Agreement to the Existing Lenders and, to that extent, such Notes are issued in renewal of, and evidence the same indebtedness formerly evidenced by, the Prior Notes, as well as evidencing all additional Loans made pursuant to this Agreement. Except as set forth in the last sentence of this paragraph, all of the Present Loans shall, for all purposes of this Agreement, be treated as though they constituted Loans under this Agreement in an amount equal to the aggregate unpaid principal balance of the Present Loans outstanding on such date. If any accrued and unpaid interest and commitment fees are outstanding in respect of any of the Present Loans as of the date that the Present Loans become evidenced by the Notes, such accrued interest shall be evidenced by the Notes and shall be due and payable on the first interest payment date applicable to the Notes and such accrued fees shall be payable on the first date on which the corresponding fees are due and payable under this Agreement. Simultaneously with such satisfaction of such conditions precedent, any commitment of the Existing Lenders under the Prior Credit Agreement shall terminate.

        .c2.Section 1.2.     Revolving Credit.;  Subject to the terms and
   conditions hereof, each Lender severally agrees to extend a revolving credit (the "Revolving Credit") to the Company which may be availed of by the Company from time to time, and borrowings thereunder may be repaid and used again, during the period from the date hereof to and including the Termination Date, at which time the commitments of the Lenders to extend credit under the Revolving Credit shall expire. The maximum amount of the Revolving Credit which each Lender party hereto as of the date hereof agrees to extend to the Company shall be as set forth below opposite such Lender's name:

   Harris Trust and Savings Bank   $30,000,000                   33.3333334%
   Firstar Bank Milwaukee, N.A.    $20,000,000                   22.2222222%
   The Northern Trust Company      $20,000,000                   22.2222222%
   Bank One, Milwaukee, NA         $20,000,000                   22.2222222%
                                   -----------                   -----------
        Total                      $90,000,000                       100.00%

        The Revolving Credit may be utilized by the Company in the form of Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate amount of Loans and Letters of Credit outstanding at any one time shall not exceed the Available Commitments. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Commitments by borrowing, repaying and reborrowing Loans in whole or in part and/or by having the Agent issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Agent for each such drawing, and having the Agent issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement. For purposes of this Agreement, where a determination of the unused or available amount of the Available Commitments is necessary, the Loans and Letters of Credit shall be deemed to utilize the Available Commitments. The obligations of the Lenders hereunder are several and not joint, and no Lender shall under any circumstances be obligated to extend credit under the Revolving Credit in excess of its Available Commitment.

        .c2.Section 1.3.     The Loans;.  Subject to the terms and conditions
   hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a "Loan" and collectively the "Loans"). Each Loan shall be in a minimum amount of $50,000 or such greater amount which is an integral multiple of $10,000, and each Loan shall be made pro rata by the Lenders in accordance with the amounts of their Commitment. Each advance made by a Lender of its pro rata share of a Loan shall be evidenced by a Note of the Company (individually a "Note" and collectively the "Notes") payable to the order of such Lender in the amount of its Commitment, with each Note to be in the form (with appropriate insertions) attached hereto as Exhibit A. Each Note shall be dated the date of issuance thereof, be expressed to bear interest as provided in Section 2 hereof and be expressed to mature on the Termination Date. Without regard to the principal amount of each Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account thereof shall be the sum of all advances then or theretofore made thereon less all payments of principal actually received.

        .c2.Section 1.4.     Letters of Credit;.

        (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of standby letters of credit issued by the Agent for the account of the Company (individually a "Letter of Credit" and collectively the "Letters of Credit"), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any time exceed the lesser of (i) the L/C Commitment or (ii) the excess (if any) of the Available Commitments over the principal amount of Loans then outstanding. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitments shall to such extent be reinstated. The Letters of Credit shall be issued by the Agent, but each Lender shall be obligated to reimburse the Agent for such Lender's Percentage of the amount of each draft drawn under a Letter of Credit in accordance with this Section 1.4 and, accordingly, each Letter of Credit shall be deemed to utilize the Commitments of all Lenders pro rata in accordance with their respective amounts thereof.

        (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) the Termination Date. In the event the Agent issues any Letter of Credit with an expiration date that is automatically extended unless the Agent gives notice that the expiration date will not so extend beyond its then scheduled expiration date, the Agent will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date, (ii) the Commitments have terminated or (iii) an Event of Default exists and the Required Lenders have given the Agent instructions not to so permit the extension of the expiration date of such Letter of Credit.

        (c) General Characteristics. Each Letter of Credit issued hereunder shall be a standby letter of credit, payable in U.S. dollars, conform to the general requirements of the Agent for the issuance of standby letters of credit as to form and substance, and be a letter of credit which the Agent may lawfully issue.

        (d) Applications. At the time the Company requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Company shall execute and deliver to the Agent an application for such Letter of Credit in the form then customarily prescribed by the Agent (individually an "Application" and collectively the "Applications"). The current form of the Agent's Application for standby letter of credit is attached as
   Schedule 1.4 hereto. The obligation of the Company to reimburse the Agent for all drawings under a Letter of Credit shall be governed by the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the Agent's principal office in Chicago, Illinois by no later than 12:00 noon (Chicago time) on the date when such drawing is paid or, if such drawing was paid after 11:30 a.m. (Chicago time), by the end of such day. Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Agent for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Agent is not reimbursed by the Company for the amount the Agent pays on any draft drawn under a Letter of Credit issued hereunder by 12:00 noon (Chicago time) on the date when such drawing is paid or, if such drawing was paid after 11:30 a.m. (Chicago time), by the end of such day, the obligation of the Company to reimburse the Agent for the amount of such draft paid shall bear interest (which the Company hereby promises to pay on demand) from and after the date the draft is paid until payment in full thereof at a fluctuating rate per annum determined by adding 2% and the Applicable Margin for Domestic Rate Portions to the Domestic Rate as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be), (ii) the Company shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, (iii) prior to the occurrence of a Default or an Event of Default the Agent will not call for additional collateral security for the obligations of the Company under the Applications other than the collateral security contemplated by this Agreement and the Collateral Documents and collateral security consisting of rights in goods (or documents of title covering the same) financed under such Applications, and (iv) except as otherwise provided in
   Section 3.3 hereof, prior to the occurrence of a Default or an Event of Default the Agent will not call for the funding of a Letter of Credit by the Company prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date).

        (e) Change in Laws. If the Agent or any Lender shall determine in good faith that any change in any applicable law, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Agent or such Lender (whether or not having the force of law), shall:

        (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Letters of Credit, or the Agent's or such Lender's or the Company's liability with respect thereto; or

        (ii) impose on the Agent or such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, the Applications or the Letters of Credit;

   and the Agent or such Lender shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Agent or such Lender of issuing, maintaining or participating in the Letters of Credit hereunder, then the Company shall pay on demand to the Agent or such Lender from time to time as specified by the Agent or such Lender such additional amounts as the Agent or such Lender shall determine are sufficient to compensate and indemnify it for such increased cost. If the Agent or any Lender makes such a claim for compensation, it shall provide the Company (with a copy to the Agent in the case of any Lender) a certificate setting forth the computation of the increased cost as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

        (f) Participations in Letters of Credit. Each Lender shall participate on a pro rata basis in the Letters of Credit issued by the Agent, which participation shall automatically arise upon the issuance of each Letter of Credit. Each Lender unconditionally agrees that in the event the Agent is not immediately reimbursed by the Company for the amount paid by the Agent on any draft presented under a Letter of Credit, then in that event such Lender shall pay to the Agent that portion of the amount of each draft so paid by the Agent which is equal to the same percentage of the amount so paid as the percentage that its Commitment bears to the aggregate of the Commitments and in return such Lender shall automatically receive an equivalent percentage participation in the rights of the Agent to obtain reimbursement from the Company for the amount of such draft, together with interest thereon as provided for herein. The obligations of the Lenders to the Agent under this subsection shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Company, the Agent, any other Lender or any other party whatsoever.

        .c2.Section 1.5.     Manner and Disbursement of Borrowings.;  (a)
   Generally. The Company shall give written or telephonic notice to the Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 12:00 noon (Chicago time) on the date the Company requests that any Loan be made to it under the Commitments, and the Agent shall promptly notify each Lender of the Agent's receipt of each such notice. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. The Company agrees that the Agent may rely upon any written or telephonic notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such notice shall govern if the Agent and the Lenders have acted in reliance thereon. Each Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Company has otherwise timely elected as provided in
   Section 2 hereof. Not later than 2:00 p.m. (Chicago time) on the date specified for any Loan to be made by a Lender hereunder, such Lender shall make the proceeds of its pro rata share of such Loan available to the Agent in Chicago in immediately available funds. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Agent in Chicago, Illinois, in immediately available funds, upon receipt by the Agent from each Lender of its pro rata share of such Loan.

        (b) Unpaid Reimbursement Obligation. In the event the Company fails to give notice pursuant to Section 1.5(a) above of a Loan equal to the amount of its obligation to reimburse the Agent for a drawing on a Letter of Credit and has not notified the Agent by 12:00 noon (Chicago time) on the day such obligation becomes due that it intends to repay such obligation through funds not borrowed under this Agreement, the Company shall be deemed to have requested a Loan on such day constituting part of the Domestic Rate Portion in the amount of such obligation then due, subject to Section 7.1 hereof, which Loan shall be disbursed to the Agent and applied to pay such obligation then due.

        (c) Agent Reliance on Book Funding. Unless the Agent shall have been notified by a Lender prior to 1:00 p.m. (Chicago time) on the date a Loan is to be made hereunder that such Lender does not intend to make its pro rata share of such Loan available to the Agent, the Agent may assume that such Lender has made such share available to the Agent on such date and the Agent may in reliance upon such assumption make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made such amount available to the Company, the Agent shall be entitled to receive such amount from such Lender forthwith upon the Agent's demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Agent recovers such amount at a rate per annum equal to the effective rate charged to the Agent for overnight federal funds transactions with member Lenders of the federal reserve system for each day as determined by the Agent (or in the case of a day which is not a Business Day, then for the preceding day).

   .c1.Section 2.       Interest and Change In Circumstances.

        .c2.Section 2.1.     Interest Rate Options.;  (a) Subject to the
   terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Notes ("Portions") may, at the option of the Company, bear interest with reference to the Domestic Rate ("Domestic Rate Portions") or with reference to Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Notes which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Notes which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than eight (8) LIBOR Portions applicable to the Revolving Credit outstanding at any one time and each Lender shall have a ratable interest in each Portion. Anything contained herein to the contrary notwithstanding, the obligation of the Lenders to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2. The Company irrevocably authorizes and directs the Agent to charge the interest on the Notes as and when due against amounts on deposit in the Company's general operating accounts with the Agent; but the inadequacy of such deposits shall not impair or affect the Company's obligation to pay such interest, which is absolute and unconditional.

        (b) Domestic Rate Portion. Each Domestic Rate Portion shall bear interest (which the Company hereby promises to pay at the times herein provided) at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if a Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company hereby promises to pay at the times herein provided), whether before as well as after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portions shall be payable monthly on the last day of each month in each year (commencing November 30, 1996) and at maturity of the Notes, and interest after maturity shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portions resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

        (c) LIBOR Portions. Each LIBOR Portion shall bear interest (which the Company hereby promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company hereby promises to pay at the times herein provided), whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three (3) months, on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. The Company shall notify the Agent on or before 12:00 noon (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Agent of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the applicable Domestic Rate Portion as of and on the last day of such Interest Period. The Agent shall promptly notify each Lender of each notice received from the Company pursuant to the foregoing provision.

        .c2.Section 2.2.     Minimum Amounts.;  Each LIBOR Portion shall be
   in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of $100,000.

        .c2.Section 2.3.     Computation of Interest.;  All interest on the
   LIBOR Portions of the Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed. All interest on the Domestic Rate Portion of each Note shall be computed on the basis of a year of 365 or 366 days, as the case may be.

        .c2.Section 2.4.     Manner of Rate Selection.;  The Company shall
   notify the Agent by 12:00 noon (Chicago time) at least three (3) Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of a Domestic Rate Portion be converted into a LIBOR Portion and the Agent shall advise each Lender of each notice by 2:00 p.m. (Chicago time) on the same Business Day the Agent receives such notice. If any request is made to convert a LIBOR Portion into the Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Agent is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Agent in good faith believes to be an Authorized Representative, the Company hereby indemnifying the Agent and the Lenders from any liability or loss ensuing from so acting.

        .c2.Section 2.5.     Change of Law.;  Notwithstanding any other
   provisions of this Agreement or of the Notes, if at any time any Lender shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Lender to create or continue to maintain any LIBOR Portions, it shall promptly so notify the Agent (which shall in turn promptly notify the Company and the other Lenders) and the obligation of such Lender to create, continue or maintain any LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for such Lender to create, continue or maintain LIBOR Portions. The Company, on demand, shall, if the continued maintenance of any LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to affected Lender with respect thereto under this Agreement; provided, however, that the Company may instead elect to convert the principal amount of the affected LIBOR Portion into the Domestic Rate Portion, subject to the terms and conditions of this Agreement.

        .c2.Section 2.6.     Unavailability of Deposits or Inability to
   Ascertain Adjusted LIBOR.; Notwithstanding any other provision of this Agreement or of the Notes, if prior to the commencement of any Interest Period, the Required Lenders shall determine that United States dollar deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to such Lenders in the offshore interbank market or by reason of circumstances affecting the offshore interbank market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then such Lenders shall promptly give notice thereof to the Agent (which shall in turn promptly notify the Company and the other Lenders) and the obligations of the Lenders to create, continue or effect by conversion any LIBOR Portion in such amount and for such Interest Period shall terminate until United States dollar deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the offshore interbank market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

        .c2.Section 2.7.     Taxes and Increased Costs.;  With respect to the
   LIBOR Portion, if any Lender shall determine in good faith that any change after the date hereof in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Lender or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law) shall:

        (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Lender which is not in any instance already accounted for in computing the Adjusted LIBOR Rate;

        (ii) subject such Lender, the LIBOR Portion or a Note to the extent it evidences such Portions, to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or a Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of such Lender or its lending branches and imposed by the jurisdiction (whether or not within the United States), or any political subdivision or taxing authority thereof, in which such Lender's principal executive office or its lending branch is located;

        (iii) change the basis of taxation of payments of principal and interest due from the Company to such Lender hereunder or under a Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of such Lender); or

        (iv) impose on such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any LIBOR Portion or a Note to the extent it evidences any LIBOR Portion;

   and such Lender shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by such Lender (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to such Lender from time to time as specified by such Lender such additional amounts as such Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If a Lender makes such a claim for compensation, it shall provide to the Company (with a copy to the Agent) a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

        .c2.Section 2.8.     Change in Capital Adequacy Requirements.;  If
   any Lender shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change after the date hereof in any existing law, rule or regulation, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of such Lender's obligations hereunder or for the credit which is the subject matter hereof to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to liquidity and capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Company shall pay to the Lender such additional amount or amounts reasonably determined by such Lender as will compensate such Lender for such reduction. If a Lender makes such a claim for compensation, it shall provide to the Company (with a copy to the Agent) a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

        .c2.Section 2.9.     Funding Indemnity;.  In the event any Lender
   shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Lender to fund or maintain its part of any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Lender) as a result of:

        (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, but in any event excluding such a payment to the extent required by Section 2.5 hereof; or

        (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement, unless such failure results from such Lender's inability or unwillingness pursuant to Sections 2.5 or 2.6 hereof to create, continue or effect by conversion such LIBOR Portion;
   then, upon the demand of such Lender, the Company shall pay to the Lender such amount as will reimburse such Lender for such loss, cost or expense. If a Lender requests such a reimbursement, it shall provide to the Company (with a copy to the Agent) a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

        .c2.Section 2.10.    Lending Branch.;  Each Lender may, at its
   option, elect to make, fund or maintain its pro rata share of the Loans hereunder at the branches or offices specified on the signature pages hereof or on any Assignment Agreement executed and delivered pursuant to
   Section 11.15 hereof or at such of its branches or offices as such Lender may from time to time elect.

        .c2.Section 2.11.    Discretion of Lenders as to Manner of Funding.;
   Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Notes in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7 and 2.9 hereof) shall be made as if each Lender had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of United States dollar deposits in the offshore interbank market in the amount of its share of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

   .c1.Section 3.       Fees, Prepayments, Terminations, Applications and
                        Notations.

        .c2.Section 3.1.     Fees. ;

        (a) Commitment Fee. For the period from the date hereof to and including the Termination Date, the Company shall pay to the Agent for the ratable account of the Lenders a commitment fee at the rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the Applicable Margin in effect as of the time such fee is payable on the average daily unused portion of the Commitments (whether or not available). Such commitment fee shall be payable quarterly in arrears on the last day of each January, April, July and October in each year (commencing on January 31, 1997) and on the Termination Date.

        (b) Contingency Fee. On October 31, 1997, if the Company has not by such date consummated an initial public offering of equity securities issued by it, the Company shall pay to the Agent for the ratable account of the Lenders, a non-refundable fee in the amount of $60,000 in consideration of the Lenders' agreements herein.

        (c) Agent's Fees. The Company shall pay to the Agent the fees agreed to in a letter exchanged between them dated September 27, 1996.

        (d) Closing Fee. On the date hereof, the Company shall pay to the Agent a non-refundable closing fee of $165,000 to be distributed by the Agent to the Lenders party hereto as of the date hereof as set forth below:

   Harris Trust and Savings Bank                                     $75,000
   Firstar Bank Milwaukee, N.A.                                      $30,000
   The Northern Trust Company                                        $30,000
   Bank One, Milwaukee, NA                                           $30,000

        (e) Letter of Credit Fees. On the date of issuance of each Letter of Credit, the Company shall pay to the Agent for its own account an issuance fee equal to 0.125% of the face amount of such Letter of Credit. Additionally, quarterly in arrears, on the last day of each January, April, July and October of each year (commencing on January 31,
   1997), the Company shall pay to the Agent for the ratable account of the Lenders a letter of credit fee (computed on the basis of a year of 360 days for the actual number of days elapsed) at a rate of 1% per annum on the average daily face amount of all the outstanding Letters of Credit during such quarter. In addition to the letter of credit fees called for above, the Company further agrees to pay to the Agent for its own account such processing and transaction fees and charges as the Agent from time to time customarily imposes in connection with any amendment, cancellation, negotiation and/or payment of letters of credit and drafts drawn thereunder.

        (f) Audit Fees. The Company shall pay to the Agent for its own use and benefit charges for audits of the Collateral in such amounts as the Agent may from time to time request (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits), provided, however, that in the absence of any Event of Default, (i) the Company shall not be required to reimburse the Agent for more than two such audits per fiscal year and (ii) the aggregate amount for which the Company shall be liable to so reimburse the Agent during any fiscal year shall not exceed $5,000.

        .c2.Section 3.2.     Voluntary Prepayments.;  (a)  Domestic Rate
   Portion. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in an amount not less than $100,000) the Domestic Rate Portion of the Note at any time upon notice to the Agent, which shall promptly notify the Lenders, prior to 11:00 a.m. (Chicago time) on the date fixed for prepayment.

        (b) LIBOR Portions. The Company may prepay any LIBOR Portion of the Note only on the last date of the then applicable Interest Period, in whole or in part (but if in part, then in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000), upon notice to the Agent (which notice shall be irrevocable once given, must be received by the Agent no later than 11:00 a.m. (Chicago time) on the date fixed for prepayment in the case of a prepayment in whole of a LIBOR Portion and on the third Business Day preceding the date of any such prepayment in part of a LIBOR Portion, and in each case shall specify the principal amount to be repaid), which shall promptly notify the Lenders; provided, however, that the outstanding principal amount of any LIBOR Portion of the Note prepaid in part shall not be less than $1,000,000 or such greater amount which is an integral multiple of $100,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

        .c2.Section 3.3.     Mandatory Prepayments. ; (a) Deficiency.  The
   Company agrees that if at any time the then outstanding principal balance of the Notes plus the then outstanding amount of Letters of Credit shall for any reason exceed the Available Commitments as then in effect, the Company shall immediately and without notice or demand pay over to the Agent (for the ratable account of the Lenders) the amount of the excess as and for a mandatory prepayment on the Notes until paid in full, with any excess held as collateral security for the Company's obligations under the Applications.

        (b) Certain Events. The Company shall immediately and without notice or demand by the Agent or any Lender, pay to the Agent (for the ratable account of the Lenders) all principal of and accrued interest on the Notes and all fees, charges and other amounts payable hereunder and under the Collateral Documents in the event: (i) any payment or distribution of principal or interest or premium (not otherwise permitted by Section 8.16 hereof) shall be made on or in respect of, or the Company or any Subsidiary shall acquire, prepay or retire (except to the extent permitted by Section 8.16 hereof), in each case the Subordinated Indebtedness prior to the stated maturity thereof (without acceleration) or prior to any other times required for payment thereof (without acceleration) as are in force and effect as of the date hereof; or (ii) any holder of any Subordinated Indebtedness shall enforce any right (including making a demand) to require any such payment, distribution, prepayment, acquisition or retirement on or in respect of the Subordinated Indebtedness (except to the extent permitted by Section 8.16 hereof); or
   (iii) any acquisition or redemption of any preferred capital stock of the Company; or (iv) any holder of any preferred capital stock of the Company shall enforce any right (including making a demand) to require any redemption of such preferred capital stock.

        .c2.Section 3.4.     Terminations.;  The Company shall have the right
   at any time and from time to time, upon three (3) Business Days' prior notice to the Agent (which shall promptly notify the Lenders), to ratably terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $250,000) the Commitments, provided that the Commitments may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Any reduction of the Commitments to an amount less than the L/C Commitment shall reduce the L/C Commitment so as to equal the Commitments after giving effect to such reduction. Any termination of the Commitments or L/C Commitment pursuant to this Section may not be reinstated.

        .c2.Section 3.5.     Place and Application of Payments.;  Unless
   otherwise specified herein, all payments of principal, interest, fees and all other amounts payable hereunder shall be made to the Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Agent may specify) on the date any such payment is due and payable. All amounts payable pursuant to Sections 1.4(e), 2.7, 2.8 or 2.9 hereof shall be paid directly to the Lender making demand under such Section. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Lender). Payments received by the Agent after 12:00 noon (Chicago time) shall be deemed received as of the opening of business on the next Business Day. Except as herein provided, all payments shall be received by the Agent for the ratable account of the Lenders and shall be promptly distributed by the Agent ratably to the Lenders. Unless the Company otherwise directs, principal payments shall be first applied to the Domestic Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire.

        Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Agent or any of the Lenders after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

        (a) first, to the payment of any outstanding costs and expenses incurred by the Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral or in protecting, preserving or enforcing rights under this Agreement and the other Loan Documents and in any event including all costs and expenses of a character which the Company has agreed to pay under Section 11.4 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

        (b) second, to the payment of any outstanding interest or other fees or amounts due under the Notes, the Applications or any of the other Loan Documents, in each case, other than for principal, ratably as among the Agent and the Lenders in accord with the amount of such interest and other fees or amounts owing each;

        (c) third, to the payment of the principal of the Notes and any liabilities in respect of unpaid drawings under the Letters of Credit, pro rata as among the Lenders in accord with the then respective unpaid principal balances of the Notes and the then unpaid liabilities in respect of unpaid drawings under the Letters of Credit;

        (d) fourth, to the Agent, to be held as collateral security for any undrawn Letters of Credit, until the Agent is holding an amount of cash equal to the then outstanding amount of all Letters of Credit;

        (e)      fifth, to the payment of the Hedging Liability;

        (f) sixth, to the Agent and the Lenders ratably in accord with the amounts of any other indebtedness, obligations or liabilities of the Company owing to each of them and secured by the Collateral Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

        (g) seventh, to the Company or to whoever the Agent reasonably determines to be lawfully entitled thereto.

        In the event that the amount of the Hedging Liability is not fixed and determined at the time any such payments or collections are received which are to be allocated thereto, such amounts so allocated shall be held by the Agent as collateral security until the Hedging Liability is fixed and determined and the same shall then be applied to the Hedging Liability, with any overplus applied to any other remaining obligations of the Company under or in connection with this Agreement and with such other applications to be reallocated among the Lenders and their Affiliates to cover any deficiency which would not have existed had the exact amount of the Hedging Liability been known at the time such amounts were originally distributed.

        .c2.     Section 3.6.    Notations and Requests.;  All Loans made
   against a Note, the status of all amounts evidenced by a Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and the rates of interest and Interest Periods applicable to such Portions shall be recorded by each Lender on its books and records or, at its option in any instance, endorsed on a schedule to its Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by such Lender shall be prima facie evidence in any court or other proceeding brought to enforce its Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of a Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of each Note together with accrued interest thereon. Prior to any negotiation of a Note, a Lender shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or LIBOR Portion and the rates of interest and the Interest Periods applicable thereto.

   .c1.Section 4.       Collateral.;

        .c2.Section 4.1.     Collateral.;  Subject to Sections 7.3 and 7.4
   hereof, the Loans and other Obligations shall be secured by valid and perfected first priority Liens in favor of the Agent for the benefit of the Lenders on all now existing or hereafter arising or acquired accounts, general intangibles, inventory, equipment, chattel paper, instruments, documents and certain other assets and property (including the real property of the Company and its Subsidiaries in Salisbury, North Carolina, Montgomery, Alabama and Bountiful, Utah) of the Company and the Subsidiaries as more fully described therein. The Company covenants and agrees that it will comply, and will cause the Subsidiaries to comply, with all terms and conditions of each of the Collateral Documents and that it will, at any time and from time to time at the request of the Agent or the Required Lenders execute and deliver such further instruments and do such acts and things as the Agent or the Required Lenders may deem necessary or desirable to provide for or protect or perfect the Lien of the Agent in the Collateral.

        .c2.Section 4.2.     Subsidiary Guarantees.;  The Loans and other
   Obligations shall be guaranteed by each Subsidiary pursuant to a written guaranty from such Subsidiary in form and substance reasonably acceptable to the Required Lenders (all of the foregoing, as the same may from time to time be modified, amended or restated, being referred to collectively as the "Subsidiary Guarantees").

        .c2.     Section 4.3.    North Carolina Subsidiary Stock;.  The Loans
   and other Obligations shall be secured by a valid and perfected first Lien on all Voting Stock in the North Carolina Subsidiary pursuant to a Pledge Agreement from the Company to the Agent (such Pledge Agreement as the same may be modified or amended from time to time being hereinafter referred to as the "Pledge Agreement"). Notwithstanding anything herein or in the Pledge Agreement to the contrary, the Lenders agree to release the Voting Stock pledged pursuant to the Pledge Agreement promptly after the Company's written request to the Agent therefor if (i) the sole purpose and function of the North Carolina Subsidiary is at the time of such release to own the North Carolina Property and the other Property of the so-called Taylor Conveyors Division of Western Atlas acquired by the North Carolina Subsidiary as a result of the Western Atlas Acquisition (the North Carolina Property and such other Property being hereinafter referred to collectively as the "Taylor Division"), (ii) at the time of such release, such Voting Stock is being sold in a bona fide sale at arm's length to an unaffiliated third party not later than 90 days from the date hereof and (iii) at the time of such release and immediately after giving effect thereto, no Default or Event of Default shall occur or be continuing.

        .c2.Section 4.4.     Canadian Subsidiary Collateral;.
   Notwithstanding anything contained herein to the contrary, the Company need not furnish the Lenders with the Collateral Documents required by the foregoing provisions of this Section 4 to be delivered by the Canadian Subsidiary (other than its Subsidiary Guarantee), if and so long as (i) the Canadian Subsidiary's sole purpose and function consists exclusively of acting as a nominee for the Company in booking sales to Canadian account debtors, such that the accounts receivable arising from such sales are the sole property of the Company and the Canadian Subsidiary does not have any rights in the same and (ii) the Canadian Subsidiary transfers by way of a quitclaim assignment, any and all of its rights (if any) in each such account receivable to the Company substantially concurrent with the creation of such account receivable (provided that no such transfer need be made unless and until the aggregate unpaid amount outstanding on such accounts receivable exceeds $100,000).

        .c2.Section 4.5.     North Carolina Subsidiary Collateral;.
   Notwithstanding anything contained herein to the contrary, the Company need not furnish the Lenders with the Collateral Documents required by the foregoing provisions of this Section 4 to be delivered by the North Carolina Subsidiary (other than its Subsidiary Guarantee), if and so long as (i) the North Carolina Subsidiary's sole purpose and function consists exclusively of its ownership of the Taylor Division and (ii) the aggregate amount outstanding on accounts receivable owing to the North Carolina Subsidiary, when taken together with market value of the inventory of the North Carolina Subsidiary, does not exceed $200,000.

   .c1.Section 5.       Definitions; Interpretation.

        .c2.Section 5.1.     Definitions.;  The following terms when used
   herein shall have the following meanings:

        "Adjusted LIBOR" means a rate per annum determined by the Agent pursuant to the following formula:

   Adjusted LIBOR =            LIBOR
                   100%-Reserve Percentage

   "Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in United States dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank Eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the part of the LIBOR Portion to be outstanding from the Agent during such Interest Period. Each determination of LIBOR made by the Agent shall be conclusive and binding absent manifest error. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

   "Affiliate" means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided, however, that notwithstanding the foregoing, no Person shall be considered an Affiliate of the Company or any Subsidiary solely by virtue of its relationship with SWIB.

   "Agent" means Harris Trust and Savings Bank and any successor thereto appointed pursuant to Section 10.1 hereof.

   "Applicable Margin" with respect to Loans and the commitment fee payable under Section 3.1(a) hereof shall mean the rate specified for such obligation below, subject to quarterly adjustment as hereinafter provided:

                         Applicable
    When Following       Margin           Applicable      Applicable
    Status Exists For    For Domestic     Margin          Margin
    any Margin           Rate Portion     For LIBOR       For Commitment
    Determination Date   Is:              Portions Is:    Fee Is:

    Level I Status       0%               1.000%          0.125%
    Level II Status      0%               1.375%          0.250%
    Level III Status     0%               1.750%          0.375%
    Level IV Status      .25%             2.00%           .50%

   provided, however, that all of the foregoing is subject to the following:

   (i) the initial Applicable Margin shall be the Applicable Margin for Level IV Status and shall remain in effect until any redetermination pursuant to the following clauses (ii) and (iii);

   (ii) not later than five (5) Business Days after the Lenders' receipt of the quarterly financial statements required by Section 8.5(a) hereof for a given fiscal quarter and the compliance certificate required for such quarter by Section 8.5 hereof (commencing with the first fiscal quarter to follow the date hereof), the Agent shall determine whether such financial information indicates such a change in the Funded Debt Ratio (the Funded Debt Ratio to be computed as of the close of such fiscal quarter [each such close being hereinafter referred to as a "Test Date"]) as would justify a change in the Applicable Margins and shall then notify the Company and the Lenders of such determination and of any change in the Applicable Margins resulting therefrom; and

   (iii) any change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company of such determination and with such new Applicable Margins to continue in effect until the effectiveness of the next redetermination thereof. In determining the Funded Debt Ratio as of any Test Date, the Agent will accept the financial statements for the Company pursuant to Section 8.5(a) hereof, provided that such determination shall be subject to redetermination (to be effective retroactively as of the date the Agent had notified the Company of the corresponding change in the Applicable Margins) in the event the final audited statements of the Company so indicate;

   (iv) anything contained herein to the contrary notwithstanding, the Applicable Margins shall be the highest Applicable Margins set forth herein during the continuance of: (x) any Event of Default, (y) any Default (whether or not any grace applicable thereto has passed) in the payment of any principal or interest on any Note or any fee or other amount payable by the Company hereunder or (z) any Default by the Company in supplying the financial statements required by Sections 8.5(a) or 8.5(b) hereof by the deadlines expressed in such Sections.
   Any determination by the Agent of the Funded Debt Ratio shall be conclusive and binding upon the Company provided that it has been made reasonably and in good faith.

   "Application" is defined in Section 1.4 hereof.

   "Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 7.2(a) hereof or on any update of any such list provided by the Company to the Agent, or any further or different officers of the Company so named by any Authorized Representative of the Company in a written notice to the Agent.

   "Available Commitment" means as of any time for any Lender, such Lender's Commitment less such Lender's ratable share of the Reserve.

   "Business Day" means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and Milwaukee, Wisconsin and, when used with respect to LIBOR Portions, a day on which banks are dealing in United States Dollar deposits in the interbank market in London, England and Nassau, Bahamas.

   "Canadian Subsidiary" shall mean HISCO Systems of Canada Ltd., a corporation organized under the federal laws of Canada and a Wholly Owned Subsidiary.

   "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee. "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

   "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

   "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Agent for the benefit of the Lenders by the Collateral Documents.

   "Collateral Documents" means the Subsidiary Guarantees and all mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time guaranty or secure the Notes and the other Obligations hereunder as the same may from time to time be modified, supplemented or amended.

   "Commitments" means the commitments of the Lenders to extend credit under the Revolving Credit in the amounts set forth opposite their names in
   Section 1.2 hereof and opposite their signatures on Assignment Agreements delivered pursuant to Section 11.15 hereof under the heading "Commitment", as such amounts may be reduced pursuant hereto.

   "Company" is defined in the introductory paragraph hereof.

   "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

   "Current Ratio" means, as of any time the same is to be determined, the ratio of current assets of the Company and the Subsidiaries to current liabilities of the Company and the Subsidiaries, all as determined on a consolidated basis in accordance with GAAP consistently applied, but in any event excluding current maturities on the Notes from current liabilities.

   "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

   "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Agent from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for the sale to the Agent at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined, plus (y) 1/2 of 1% (0.5%).

   "Domestic Rate Portions" is defined in Section 2.1(a) hereof.

   "Eaton" means Eaton-Kenway, Inc., an Ohio corporation.

   "Eaton Debt" shall mean all principal of and interest on that certain Subordinated Promissory Note of HK payable to the order of Eaton-Kenway, Inc., an Ohio corporation, in the face principal amount of $10,000,000.

   "EBITA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for amortization of intangible assets during such period on the books of the Company and the Subsidiaries, all as determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP.

   "EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and the Subsidiaries, all as determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

   "Event of Default" means any event or condition identified as such in
   Section 9.1 hereof.

   "Funded Debt" means all Indebtedness for Borrowed Money of the Company, and its Subsidiaries on a consolidated basis in accordance with GAAP.

   "Funded Debt Ratio" means, as of any time the same is to be determined, the ratio of (i) Senior Funded Debt at such time to (ii) the sum of (x) EBITDA for the four most recently completed fiscal quarters of the Company and (y) the Western Atlas Adjustment Amount.

   "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Company and the Subsidiaries on a basis consistent with the preparation of the opening day balance sheet furnished to the Lenders pursuant to Section 8.26 hereof.

   "Hedging Arrangements" shall mean any interest rate swaps, interest rate caps, interest rate collars or other interest rate hedging arrangements as the Company may from time to time enter into with any one or more of the Lenders or their Affiliates.

   "Hedging Liability" shall mean the liability of the Company to the Lenders and their Affiliates and any of the foregoing in respect of the Hedging Arrangements. Unless and until the amount of the Hedging Liability is fixed and determined, the Hedging Liability shall be deemed to be 10% per annum of the notional amount of the hedge from the date of computation to the date the hedge expires.

   "HII Indemnity Agreement" means that certain Restated Supplemental Agreement dated as of February 13, 1995 by and among the Company and Old HK and any Indemnity Agreement (as such term is defined in such Supplemental Agreement) provided by Old HK pursuant to the terms thereof.

   "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness,
   (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit and bankers' acceptances.

   "Interest Coverage Ratio" means, as of any time the same is to be determined, the ratio of (i) the sum of (x) EBITA for the four most recently completed fiscal quarters of the Company and (y) the Western Atlas Adjustment Amount to (ii) Interest Expense for the same period of four fiscal quarters.

   "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and the Subsidiaries for such period determined in accordance with GAAP.

   "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two
   (2), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

   (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

   (ii) no Interest Period may extend beyond the Termination Date;

   (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

   (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto. For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

   "L/C Commitment" shall mean $10,000,000 as such amount as may be reduced pursuant to Section 3.4 hereof.

   "Lender" means Harris Trust and Savings Bank, the other signatories hereto (other than the Company) and all other lenders becoming parties hereto pursuant to Section 11.15 hereof.

   "Letter of Credit" is defined in Section 1.4 hereof.

   "Level I Status" shall mean, for any Test Date, that as of the close of the accounting period with reference to which such Test Date was set, the Funded Debt Ratio is less than or equal to 1.50 to 1.0.

   "Level II Status" shall mean, for any Test Date, that as of the close of the accounting period with reference to which such Test Date was set, the Funded Debt Ratio is greater than 1.50 to 1.0 but less than or equal to
   2.0 to 1.0.

   "Level III Status" shall mean, for any Test Date, that as of the close of the accounting period with reference to which such Test Date was set, the Funded Debt Ratio is greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0.

   "Level IV Status" shall mean, for any Test Date, that as of the close of the accounting period with reference to which such Test Date was set, the Funded Debt Ratio is greater than 2.5 to 1.0.

   "Leverage Ratio" means, as of any time the same is to be determined, the ratio of Senior Funded Debt at such time to Total Capitalization at such time.

   "LIBOR Portions"  is defined in Section 2.1(a) hereof.

   "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

   "Loan Documents" means this Agreement, the Notes, the Applications, the Collateral Documents and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

   "Loans" is defined in Section 1.3 hereof.

   "M&I Ventures" means M&I Ventures Corporation, a Wisconsin corporation.

   "Material Plan" is defined in Section 9.1(p) hereof.

   "Net Income" means, with reference to any period, the net income (or net deficit) of the Company and the Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits and also excluding any taxes on such profits.

   "North Carolina Property" is defined in Section 7.4 hereof.

   "North Carolina Subsidiary" means HK Taylor Industries, Inc., a North Carolina corporation.

   "Notes" is defined in Section 1.3 hereof.

   "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, the Hedging Liability and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

   "Old HK" is defined in the introductory paragraph hereof.

   "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

   "Permitted Sub  Debt Prepayments" is defined in Section 8.16 hereof.

   "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

   "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (iii) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4064 of ERISA.

   "Portion" is defined in Section 2.1(a) hereof.

   "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

   "Required Lenders" means, as of the date of determinations thereof, those Lenders holding at least 67% of the Commitments or, in the event that no Commitments are outstanding hereunder, holding at least 67% in aggregate principal amount of the Loans and credit risk on the Letters of Credit outstanding hereunder.

   "Reserve" shall mean $10,000,000 unless and until (i) the aggregate principal amount outstanding on the Eaton Debt and Western Atlas Debt, taken together, is reduced to $8,000,000 and (ii) at the time of such repayment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, in which event the Reserve shall be $0. Each Lender's share of the Reserve shall be in the same proportion such Lender's Commitment bears to the Commitments of all the Lenders.

   "Revolving Credit" is defined in Section 1.2 hereof.

   "Senior Funded Debt" means all Funded Debt other than Subordinated Indebtedness.

   "Service Subsidiary" shall mean HEI Services, Inc., a Delaware corporation and a Wholly Owned Subsidiary.

   "Shareholder's Equity" means, as of any date the same is to be determined, the total shareholder's equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in subsidiaries) which would appear on a balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

   "Subordination Agreements" shall mean (i) that certain Restated Subordination Agreement relating to the Subordinated Indebtedness dated as of February 13, 1995 originally by and between the Company, Old HK, Eaton and the Agent, as the same may from time to time be modified or amended in accordance with the provisions thereof and (ii) the Western Atlas Subordination Agreement.

   "Subordinated Indebtedness" means (i) the Eaton Debt and (ii) the Western Atlas Debt.

   "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

   "Subsidiary Guarantees" is defined in Section 4.2 hereof.

   "SWIB" shall mean the State of Wisconsin Investment Board.

   "Termination Date" means November 1, 1999, or such earlier date on which the Commitments are terminated in whole pursuant to Sections 3.3, 9.2 or
   9.3 hereof.

   "Total Capitalization" means, as of any time the same is to be determined, the sum of Funded Debt and Shareholder's Equity.

   "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

   "Voting Stock" of any Person means the capital stock of any class or classes or other equity interest (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

   "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

   "Western Atlas" means Western Atlas Inc., a Delaware corporation.

   "Western Atlas Acquisition" means the acquisition by the Company of substantially all of the assets of the Material Handling Systems Division and the Vantage Ware Division of Western Atlas pursuant to the Western Atlas Purchase Agreement.

   "Western Atlas Adjustment Amount" means, as of any time, (a) when used in the Funded Debt Ratio, (i) $7,200,000 to but not including the close of the first fiscal quarter of the Company's 1997 fiscal year, (ii) $5,400,000 thereafter and to but not including the close of the second fiscal quarter of the Company's 1997 fiscal year, (iii) $3,600,000 thereafter and to but not including the close of the third fiscal quarter of the Company's 1997 fiscal year and (iv) $1,800,000 thereafter and to but not including the close of the Company's 1997 fiscal year and (b) when used in the Interest Coverage Ratio, (i) $4,800,000 to but not including the close of the first fiscal quarter of the Company's 1997 fiscal year,
   (ii) $3,600,000 thereafter and to but not including the close of the second fiscal quarter of the Company's 1997 fiscal year, (iii) $2,400,000 thereafter and to but not including the close of the third fiscal quarter of the Company's 1997 fiscal year and (iv) $1,200,000 thereafter and to but not including the close of the Company's 1997 fiscal year.

   "Western Atlas Debt" means all principal of and interest on that certain Subordinated Promissory Note of the Company dated November 13, 1996 payable to the order of Western Atlas in the face principal amount of $8,000,000.

   "Western Atlas Purchase Agreement" means that certain Asset Purchase Agreement dated as of November 13, 1996 by and between the Company and Western Atlas.

   "Western Atlas Subordination Agreement" means that certain Subordination Agreement dated as of November 13, 1996 by and among the Company, Western Atlas and the Agent, as the same may from time to time be modified or amended in accordance with the provisions thereof.

   "Wholly Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly Owned Subsidiaries within the meaning of this definition.

        .c2.Section 5.2.Interpretation. ; The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

   .c1.Section 6.       Representations and Warranties.

        The Company represents and warrants to the Lenders as follows:

        .c2.Section 6.1.     Company's Organization and Qualification.;  The
   Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Wisconsin, has full and adequate corporate power to own its Property and carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified and in good standing would not have a material adverse effect on the financial condition or Property, business or operations of the Company. The Company has full right and authority to enter into Loan Documents, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to execute and deliver the Applications, to grant to the Agent for the benefit of the Lenders the Lien described in the Collateral Documents, and to perform each and all of the matters and things herein and therein provided for; and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any charter or by-law provision of the Company or any covenant, indenture or agreement of or affecting the Company or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Company.

        .c2.Section 6.2.     Subsidiaries.;  Each Subsidiary is duly
   organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying unless and to the extent that the failure to be so licensed or qualified or to be in such good standing would not have any material adverse effect on the financial condition, Properties, business or operations of the Company and the Subsidiaries taken as a whole. Each Subsidiary has full right, power and authority to execute and deliver the Collateral Documents being executed by it and to observe and perform each and all of the matters and things therein provided for, and such Collateral Documents do not, nor will the performance or observance by the Subsidiaries of any of the matters and things therein provided for, contravene any provision of law or any charter or by-law provision of the Subsidiaries or any covenant, indenture or agreement of or affecting the Subsidiaries or any of their respective Properties. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary indicated on Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

        .c2.Section 6.3.     Margin Stock.;  Neither the Company nor any of
   the Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

        .c2.Section 6.4.     Financial Reports;.  The audit report of the
   Company for the fiscal year ended October 28, 1995, including a consolidated balance sheet and statement of shareholder's equity of the Company and the Subsidiaries as at said date and the income statement and cash flow statement of the Company and the Subsidiaries for the fiscal year ending such date, certified by Arthur Andersen, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at August 3, 1996, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the nine (9) months then ended, heretofore furnished to the Lenders, fairly presents the consolidated financial condition of the Company and the Subsidiaries as at said dates and the consolidated results of their operations for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements and the pro forma financial statements referred to in
   Section 6.6 hereof or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof. Since October 28, 1995, or if later, the date as of which were prepared the most recent financial statements for the Company furnished pursuant to Sections 8.5(a) or 8.5(b) hereof, there has been no material adverse change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary nor any change to the Company or any Subsidiary except for the Western Atlas Acquisition and those occurring in the ordinary course of business.

        .c2.Section 6.5.     Full Disclosure;.  To the best knowledge and
   belief of the Company, the statements and information furnished to the Agent and the Lenders in connection with the negotiation of this Agreement and the Commitments by the Lenders to provide all or part of the financing contemplated hereby (including without limitation the pro forma financial statements for the Company as of the closing of the Western Atlas Acquisition furnished by it to the Lenders and dated October 31, 1996) do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained therein or herein not misleading, the Lenders acknowledging that as to any projections furnished to any Lender, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

        .c2.Section 6.6.     Good Title;.  The Company and the Subsidiaries
   have good and defensible title to their respective assets as reflected on the most recent consolidated balance sheet of the Company and the Subsidiaries furnished to the Lenders (except for sales of assets by the Company and its Subsidiaries in the ordinary course of their respective businesses), subject to no Liens other than such thereof as are permitted by Section 8.12 hereof.

        .c2.Section 6.7.     Litigation and Other Controversies.;  Except to
   the extent disclosed in writing to the Lenders promptly after either the chief financial officer or chief executive officer of the Company becomes aware of the same, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would reasonably be expected to result in any material adverse change in the financial condition, Properties, business or operations of the Company or any Subsidiary.

        .c2.Section 6.8.     Taxes.;  All tax returns required to be filed by
   the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

        .c2.Section 6.9.     Approvals.;  No authorization, consent, license,
   exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, other than such of the foregoing as has already been obtained, is or will be necessary to the valid execution, delivery or performance by the Company or any Subsidiary of this Agreement or the other Loan Documents.

        .c2.Section 6.10.    Affiliate Transactions.;  Neither the Company
   nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly Owned Subsidiaries) on terms and conditions which are materially less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, except for the following: (i) the Employment and Noncompetition Agreement dated October 28, 1993 among the Company and John W. Splude, (ii) the Employment and Noncompetition Agreement dated October 28, 1993 currently in effect by and among the Company and Glen P. Davis, (iii) the Employment and Noncompetition Agreement dated October 28, 1993 currently in effect by and among the Company and Gordon W. Jones, (iv) the Employment and Noncompetition Agreement dated October 28, 1993 currently in effect by and among the Company and John C. Hines, (v) Investment Agreement dated October 28, 1993 among the Company, M&I Ventures and SWIB as amended by the First Amended and Restated Investment Agreement dated February 13, 1995, (vi) the Shareholders Agreement dated October 28, 1993 currently in effect by and among M&I Ventures, SWIB, the Company, John W. Splude, Glen
   P. Davis, Gordon W. Jones and John C. Hines as amended by the First Amended and Restated Shareholders Agreement dated February 13, 1995, (vii) the Class B and Class D Preferred Stock as set forth in the articles of incorporation of the Company as amended and in effect as of the date of this Agreement, (viii) any contractual arrangements by which management, consulting or similar fees become due and payable to M&I Ventures, SWIB or entities related to either in amounts aggregating not more than $400,000 during calendar year 1996 and not more than $150,000 during any other calendar year and (ix) the HII Indemnity Agreement.

        .c2.Section 6.11.    Investment Company; Public Utility Holding
   Company.; Neither the Company nor any Subsidiary is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        .c2.Section 6.12.    ERISA.;  The Company and the Subsidiaries are in
   compliance in all material respects with ERISA to the extent applicable to them and have received no notice to the contrary from the PBGC or any other governmental entity or agency. As of the date hereof, the Company and the Subsidiaries have no liability to the PBGC in respect of Unfunded Vested Liabilities as they do not currently maintain any Plan. No condition exists nor has any event or transaction occurred with respect to any Plan which could reasonably be expected to result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty under ERISA or the Code or in connection with any Plan. Neither the Company nor any Subsidiary has any contingent liability for any post-retirement benefits under a Welfare Plan, other than liability for continuation of coverage described in Part 6 of Title I of ERISA.

        .c2.Section 6.13.    Compliance with Laws.;  The Company and the
   Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Company or any Subsidiary (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes or substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary. Except to the extent disclosed in writing to the Lenders promptly after either the chief financial officer or chief executive officer of the Company becomes aware of the same, neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary.

        .c2.Section 6.14.    Other Agreements.;  Neither the Company nor any
   Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary.

   .c1.Section 7.       Conditions Precedent.

        The obligation of the Lenders to make any Loan or of the Agent to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

        .c2.Section 7.1.     All Advances.;  As of the time of the making of
   each Loan (including the initial Loan) hereunder:

        (a)      each of the representations and warranties set forth in
   Section 6 hereof and in the Collateral Documents shall be true and correct as of such time, except to the extent the same relate expressly to an earlier date;

        (b) no Default or Event of Default shall have occurred and be continuing hereunder; and

        (c) in the case of the issuance of any Letter of Credit, the Agent shall have received a properly completed Application therefor together with the fees called for hereby.
   The Company's request for any Loan or Letter of Credit shall constitute its warranty to the Agent and the Lenders as to the foregoing effects.

        .c2.Section 7.2.     Initial Advance.;  Prior to the making of the
   initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

        (a) the Agent shall have received the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lenders:

        (i)      the Notes;

        (ii) the Subsidiary Guarantees from the Canadian Subsidiary, the Service Subsidiary and the North Carolina Subsidiary;

        (iii) security agreements from the Company in substantially the form of the following existing Collateral Documents to confirm and assure that Property of Company subject to or of the same type as that covered by such existing Collateral Documents or consisting of investment property of the Company secures the Revolving Credit, together with any financing statements or financing statement amendments requested by the Agent in connection with such security agreements: (a) that certain Security Agreement from the Company to the Agent dated as of October 29, 1993, as supplemented by that certain Supplement to Security Documents dated as of February 13, 1995 and as further supplemented by that certain Second Supplement to Security Documents dated as of May 23, 1996; and (b) that certain Security Agreement re: Intellectual Property from the Company to the Agent dated as of October 29, 1993, as supplemented by that certain Supplement to Security Documents dated as of February 13, 1995 and as further supplemented by that certain Second Supplement to Security Documents dated as of May 23, 1996;

        (iv) security agreement from the Service Subsidiary in substantially the form of the following existing Collateral Document to confirm and assure that Property of Service Subsidiary subject to or of the same type as that covered by such existing Collateral Document or consisting of investment property of the Service Subsidiary secures the Revolving Credit, together with any financing statements or financing statement amendments requested by the Agent in connection with such security agreement: that certain Security Agreement from the Service Subsidiary to the Agent dated as of March 10, 1995 as supplemented by that certain Supplement to Security Agreement dated as of May 23, 1996;

        (v) the Pledge Agreement and the certificates evidencing all of the issued and outstanding capital stock of the North Carolina Subsidiary to be pledged pursuant to the Pledge Agreement, together with blank stock powers therefor;

        (vi) certified copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Agreement and the other Loan Documents to which the Company is a part and the supplements to the Collateral Document to which the Company is a party to the extent the Agent or its counsel may reasonably request;

        (vii) copies of the Company's Articles of Incorporation and by-laws certified by the Secretary or other appropriate officer of the Company;

        (viii) an incumbency certificate containing the name, title and genuine signatures of each of the Company's Authorized Representatives;

        (ix)     evidence of insurance required by Section 8.4 hereof;

        (x)      a copy of the Western Atlas Purchase Agreement;

        (xi)     the Western Atlas Subordination Agreement; and

        (xi) copies of all instruments and documents evidencing, securing or otherwise setting forth any terms or conditions applicable to any Western Atlas Debt;

        (b) the Agent and Lenders shall have received the initial fees called for hereby;

        (c) each Lender shall have received such certifications as it may require in order to satisfy itself as to the financial condition of the Company and its Subsidiaries and the lack of material contingent liabilities of the Company and its Subsidiaries;

        (d) legal matters incident to the execution and delivery of this Agreement, the Notes, the Applications and the Collateral Documents (as supplemented as contemplated above) and to the transactions contemplated hereby shall be satisfactory to the Required Lenders and their counsel; and the Agent shall have received for the account of the Lenders the favorable written opinion of counsel for the Company in the form attached hereto as Exhibit B and otherwise satisfactory to the Required Lenders and its counsel;

        (e) the Western Atlas Acquisition shall have occurred except for the Lenders' funding of approximately $35,000,000 of the purchase price therefor and the Agent shall have received evidence satisfactory to it of the foregoing;

        (f) nothing shall come to the attention of the Company or the Agent or any Lender which indicates that the capital structure and financial condition of the Company (including without limitation its current assets and current liabilities) immediately after giving effect to the Western Atlas Acquisition shall be detrimentally at variance, in any material respect, from those presumed in the pro forma financial statements and other financial materials furnished by the Company to the Lenders and dated October 31, 1996;

        (g) the Agent shall have received for the account of the Lenders a good standing certificate (or equivalent) for the Company (dated as of the date no earlier than five (5) days prior to the date hereof) from the office of the Secretary of State of Wisconsin; and

        (h) the Liens granted to the Agent under the Collateral Documents referred to in this Section 7.2 shall have been perfected in a manner satisfactory to the Agent and Required Lenders and their counsel.

        .c2.Section 7.3.     Certain Real Estate Collateral;.  No later than
   60 days from the date hereof, the following conditions precedent shall also have been satisfied:

        (a) the Agent shall have received the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lenders:

        (i) a supplement to that certain Deed of Trust, Security Agreement and Assignment of Rents dated as of February 13, 1995, and recorded in the Recorder's Office of Davis County, Utah on February 24, 1995, as Document No. 1167017, at Book 1850, Page 765 as amended by that certain First Amendment to Deed of Trust, Security Agreement and Assignment of Rents dated as of March 15, 1995, and recorded in the Recorder's Office of Davis County, Utah on October 4, 1995, as Document No. 1203494, at Book 1923, Page 141 and as further amended by that certain Second Amendment to Deed of Trust, Security Agreement and Assignment of Rents dated as of May 23, 1996, and recorded in the Recorder's Office of Davis County, Utah on July 18, 1996, as Document No. 1262471, at Book 2024, Page 27 (the "Existing Utah Mortgage") to confirm and assure that the Existing Utah Mortgage secures the Revolving Credit, together with any financing statements or financing statement amendments requested by the Agent in connection therewith;

        (ii) an endorsement to the mortgagee's policy of title insurance (or a binding commitment therefor) for the Existing Utah Mortgage (as supplemented as contemplated by this Agreement) creating liens on the Company's real property in Bountiful, Utah to confirm that such policy secures the Revolving Credit which endorsement shall bring the effective date of coverage thereunder down to the date of disbursement of the first Loan under the new Revolving Credit and show no exceptions to title or coverage other than those shown on such policy as originally issued (except than no exception shall appear for taxes which are now due and payable);

        (iii) a mortgagee's title insurance policy (or a prepaid binding commitment therefor) insuring the lien on the Company's real property located in Montgomery, Alabama (the "Alabama Property") in the aggregate amount of its current appraised fair market value to be a valid first lien subject to no defects or objections which are unacceptable to the Bank, together with such endorsements as the Bank may require;

        (iv) an ALTA survey prepared by a licensed surveyor on each parcel of real property subject to the lien on the Alabama Property, which survey shall also state whether or not any portion of the real property is in a designated flood hazard area;

        (v) a report of an independent firm of environmental engineers acceptable to the Bank concerning the environmental hazards and matters with respect to the parcels of real property subject to the lien on the Alabama Property;

        (vi) the most recent appraisal report if any, held by the Company describing the fair market value of each parcel of real property subject to the lien on the Alabama Property; and

        (vii) a landlord's waiver from the owner of the facilities leased by the Company in Hebron, Kentucky (provided that the failure to furnish such waiver shall not constitute a default under this clause (xi) if the Company used reasonable efforts to obtain the same);

        (b) the Liens granted to the Agent under the Collateral Documents referred to in this Section 7.3 shall have been perfected in a manner satisfactory to the Agent and Required Lenders and their counsel; and

        (c) legal matters incident to the execution and delivery of such Collateral Documents and to the transactions contemplated thereby shall be satisfactory to the Required Lenders and their counsel.
   Any failure of the Company to satisfy the above conditions precedent by the deadline also set forth above in this Section 7.3 will constitute an Event of Default.

        .c2.Section 7.4.     North Carolina Real Estate Collateral;.  Not
   later than 90 days from the date hereof, unless the Company has prior to that date consummated a bona fide sale at arms' length to an unaffiliated third party of (i) the real property of the Company or the North Carolina Subsidiary located in Salisbury, North Carolina (the "North Carolina Property") or (ii) the Voting Stock in any Subsidiary if its sole purpose and function is then to own the North Carolina Property, the following conditions precedent shall also have been satisfied:

        (a) the Agent shall have received the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lenders:

        (i) a mortgagee's title insurance policy (or a prepaid binding commitment therefor) insuring the lien on the North Carolina Property in the aggregate amount of its current appraised fair market value to be a valid first lien subject to no defects or objections which are unacceptable to the Bank, together with such endorsements as the Bank may require;

        (ii) an ALTA survey prepared by a licensed surveyor on each parcel of real property subject to the lien on the North Carolina Property, which survey shall also state whether or not any portion of the real property is in a designated flood hazard area;

        (iii) a report of an independent firm of environmental engineers acceptable to the Bank concerning the environmental hazards and matters with respect to the parcels of real property subject to the lien on the North Carolina Property;

        (iv) the most recent appraisal report, if any, held by the Company describing the fair market value of each parcel of real property subject to the lien on the North Carolina Property;

        (b) the Liens granted to the Agent under the Collateral Documents referred to in this Section 7.4 shall have been perfected in a manner satisfactory to the Agent and Required Lenders and their counsel; and

        (c) legal matters incident to the execution and delivery of such Collateral Documents and to the transactions contemplated thereby shall be satisfactory to the Required Lenders and their counsel.
   Any failure of the Company to satisfy the above conditions precedent by the deadline also set forth above in this Section 7.4 will constitute an Event of Default.

        .c2.Section 7.5 Authority Documents;. No later than five (5) days from the date hereof, the following conditions precedent shall also have been satisfied:

        (a) certified copies of resolutions of the Board of Directors of the Service Subsidiary, authorizing the execution, delivery and performance of its Subsidiary Guarantee and security agreement;

        (b) certified copies of resolutions of the Board of Directors of the Canadian Subsidiary authorizing the execution, delivery and performance of its Subsidiary Guarantee; and

        (c) copies of the Articles of Incorporation and by-laws certified by the Secretary or other appropriate officer of the Service Subsidiary and the Canadian Subsidiary.

   Any failure of the Company to satisfy the above conditions precedent by the deadline also set forth above in this Section 7.5 will constitute an Event of Default.

        .c2.Section 7.6.     Good Standing Certificates;.  (i) Not later than
   thirty (30) days from the date hereof, the Agent shall have received for the account of the Lenders a good standing certificate (or equivalent) for the Company (dated no earlier than five (5) days prior to the date hereof) from the offices of the Secretary of State of Utah, Kentucky, North Carolina and Alabama; and (ii) not later than 120 days from the date hereof, the Agent shall have received for the account of the Lenders a good standing certificate (or equivalent) for the Company (dated no earlier than five (5) days prior to the date hereof) from the office of the Secretary of State of California.

   Any failure of the Company to satisfy the above conditions precedent by the deadlines also set forth above in this Section 7.6 will constitute an Event of Default.

   .c1.Section 8.       Covenants.

        The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders:

        .c2.Section 8.1.     Maintenance of Business.;  The Company shall,
   and shall cause each Subsidiary to, preserve and keep in force and effect its corporate existence and all licenses, permits and franchises necessary to the proper conduct of its business; provided, however, that (i) until thirty (30) days from the date hereof, the Company shall not be in default of this Section by reason of its failure to qualify as a foreign corporation to do business in the states of Utah, Kentucky, North Carolina and Alabama and (ii) until 120 days from the date hereof, the Company shall not be in default of this Section by reason of its failure to qualify as a foreign corporation to do business in the State of California.

        .c2.Section 8.2.     Maintenance of Property.;  The Company will
   maintain, preserve and keep those of its Properties necessary for the proper conduct of its business in the ordinary course as currently conducted in good repair, working order and condition (ordinary wear and tear excepted) and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and will cause each Subsidiary to do so in respect of such Property owned or used by it.

        .c2.Section 8.3.     Taxes and Assessments;.  The Company will duly
   pay and discharge, and will cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that (i) the failure to pay the same would not reasonably be expected to result in any material adverse change in the financial condition, Properties, business or operations of the Company or any Subsidiary or
   (ii) the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

        .c2.Section 8.4.     Insurance.;  The Company will insure and keep
   insured, and will cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company will insure, and cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company will in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Company will upon request of the Agent furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

        .c2.Section 8.5.     Financial Reports.;  The Company will, and will
   cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and will permit the Agent, each Lender and any designee of the Agent to visit and inspect the Properties (including books and records) of the Company or any Subsidiary during normal business hours with prior notice to the Company and will furnish to the Agent and each Lender such information respecting the business and financial condition of the Company and the Subsidiaries as the Agent or such Lender may reasonably request; and without any request, will furnish to the Lenders:

        (a)      as soon as available, and in any event within forty-five
   (45) days after the close of each quarterly fiscal period of the Company,
   (i) copies of the balance sheet as of the close of such period and statements of income, retained earnings and cash flows for such period, all on a consolidated basis for the Company and the Subsidiaries prepared by the Company in accordance with GAAP (subject to normal year end audit adjustments) and in reasonable detail, and showing in comparative form the figures for the corresponding date and period in the previous fiscal year, and each certified to by the chief financial officer of the Company, and
   (ii) a copy of a backlog report of contract work of the Company in progress as of the close of such period, prepared by the Company in the form previously submitted to the Lenders and certified to by the chief financial officer of the Company;

        (b) as soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, and accompanying notes thereto, all in reasonable detail and showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants which is either of recognized national standing or satisfactory to the Required Lenders, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

        (c) not later than ninety (90) days after receipt thereof, a copy of any management letters on internal accounting controls of the Company or any Subsidiary prepared by its independent public accountants; and

        (d) promptly after knowledge thereof shall have come to the attention of the chief executive officer or chief financial officer of the Company, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary or of the occurrence of any Default or Event of Default hereunder.

        Each of the financial statements furnished to the Lenders pursuant to clauses (a) and (b) of this Section shall be accompanied by a written compliance certificate in the form attached hereto as Exhibit C signed by the chief financial officer of the Company to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.6, 8.7, 8.8, 8.9 and 8.10 of this Agreement.

        .c2.Section 8.6.     Current Ratio;.  The Company will at all times
   during each of the periods specified below maintain a Current Ratio of not less than:
                                                               Current Ratio
    From and                    To and Through                 shall not be
    Including                   Close of                       Less than:
    The date hereof             3rd fiscal quarter of the      0.90 to 1.0
                                Company's 1997 fiscal year

    4th fiscal quarter of the   All times thereafter           1.00 to 1.0
    Company's 1997 fiscal year

        .c2.Section 8.7.     Leverage Ratio;.  The Company will at all times
   during each of the periods specified below maintain its Leverage Ratio at not more than:
                                                            Leverage Ratio
    From and                 To and Through                 shall not be
    Including                Close Of                       Greater than:
    The date hereof          3rd fiscal quarter of the      0.70 to 1.0
                             Company's 1997 fiscal year

    4th fiscal quarter of    3rd fiscal quarter of the      0.65 to 1.0
    the Company's 1997       Company's 1998 fiscal year
    fiscal year

    4th fiscal quarter of    3rd fiscal quarter of the      0.55 to 1.0
    the Company's 1998       Company's 1999 fiscal year
    fiscal year

    4th fiscal quarter of    All times thereafter           0.50 to 1.0
    the Company's 1999
    fiscal year

        .c2.Section 8.8.     Funded Debt Ratio;.  The Company will at all
   times during each of the periods specified below maintain its Funded Debt Ratio at not more than:
                                                          Funded Debt Ratio
    From and                 To and Through               shall not be
    including                Close Of                     more than:
    The date hereof          3rd fiscal quarter of the    3.25 to 1.0
                             Company's 1997 fiscal year

    4th fiscal quarter of    3rd fiscal quarter of the    2.75 to 1.0
    the Company's 1997       Company's 1998 fiscal year
    fiscal year

    4th fiscal quarter of    3rd fiscal quarter of the    2.50 to 1.0
    the Company's 1998       Company's 1999 fiscal year
    fiscal year

    4th fiscal quarter of    All times thereafter         2.00 to 1.0
    the Company's 1999
    fiscal year

        .c2.Section 8.9.     Interest Coverage Ratio;.  The Company will, as
   of the last day of each fiscal quarter of the Company, maintain its Interest Coverage Ratio at not less than 2.50 to 1.0.

        .c2.Section 8.10.    Capital Expenditures;.  The Company will not,
   nor will permit any Subsidiary to, expend or become obligated for capital expenditures (as determined in accordance with GAAP) in an aggregate amount for the Company and the Subsidiaries taken together, in excess of $7,000,000 during any fiscal year of the Company. For purposes of this Section, capital expenditures shall not include (i) the purchase price expended by the Company to effect the Western Atlas Acquisition and (ii) Capitalized Lease Obligations assumed by the Company as part of the Western Atlas Acquisition.

        .c2.Section 8.11.    Indebtedness for Borrowed Money.;  The Company
   will not, nor will either permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

        (a)      the indebtedness of the Company on the Notes;

        (b) Capitalized Lease Obligations to the extent the amount thereof was incurred in compliance with Section 8.10 hereof (including Capitalized Lease Obligations assumed as part of the Western Atlas Acquisition);

        (c) purchase money indebtedness in an aggregate amount not to exceed $2,000,000 at any one time outstanding secured by Liens permitted by Section 8.12(f) hereof;

        (d) the Subordinated Indebtedness if and so long as the same remains subordinate (by the Subordination Agreements) to the prior payment of the Notes and the other Obligations;

        (e) unsecured indebtedness of the Company representing the deferred amount of consideration owed to employees of the Company or their successors for the Company's repurchase of such employee's common stock in the Company under the terms of existing employee stock repurchase agreements or similar agreements entered into by the Company with the Company's employees after the date hereof in the ordinary course of business; and

        (f) indebtedness not otherwise permitted by this Section 8.11 aggregating not more than $2,000,000 at any one time outstanding.

        .c2.Section 8.12.    Liens.;  The Company will not, nor will either
   permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent:

        (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

        (b) good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that (i) the obligation is not for borrowed money, (ii) the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest, (iii) adequate reserves have been established therefor and (iv) a payment or performance bond, or similar instrument, or letter of credit, could not have been used in lieu of such cash deposit;

        (c) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

        (d) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and the Subsidiaries secured by a pledge of assets permitted under this clause, including interest and penalties thereon, if any, shall not be in excess of $250,000 at any one time outstanding;

        (e) the Liens granted in favor of the Agent for the benefit of the Lenders by the Collateral Documents; and

        (f)      purchase money Liens securing indebtedness permitted by
   Section 8.11(c) hereof in respect of equipment now owned or hereafter acquired by the Company or any Subsidiary (not extending to any other Property), or Liens securing Capitalized Lease Obligations permitted by
   Section 8.11(b) hereof in respect of equipment now owned or hereafter acquired by the Company or any Subsidiary (not extending to any other Property), or Liens on equipment so acquired (not extending to any other Property) existing at the time of acquisition thereof, or renewals, extensions and refundings of any such Liens (not extending to any other Property), provided that the principal amount of indebtedness secured by any such Lien shall not exceed 100% of the cost of the Property covered by such Lien at the time of the creation thereof or the acquisition of such Property.

        .c2.Section 8.13.    Investments, Acquisitions, Loans, Advances and
   Guaranties.; The Company will not, nor will either permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

        (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

        (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

        (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

        (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above;

        (e) investments in money market funds that invest solely in investments of the type described in the immediately preceding subsections
   (a), (b), (c) and (d) above;

        (f) advances in the ordinary course of business as currently conducted of selling, travel and relocation expenses to officers and employees aggregating not more than $500,000 at any one time outstanding;

        (g) equity interests of the Company in partnerships or joint ventures formed to perform, and engaged exclusively in a business related or complementary to the type of business currently conducted by the Company in the ordinary course, provided (i) the aggregate amount so invested at no time exceeds $2,500,000 and (ii) no such partnership or joint venture shall at any time incur or have outstanding any Indebtedness for Money Borrowed or any other material liabilities except for such of the foregoing as are under all circumstances non-recourse to the Company and the Subsidiaries;

        (h) obligations of the Company incurred in the ordinary course of business in respect of surety obligations, including payment or performance bonds, bid bonds, appeal bonds, or license, use or similar instruments, in each case which guarantee the payment or performance by the Company, the Canadian Subsidiary or the Service Subsidiary of their obligations to perform under service contracts entered into by the Company, the Canadian Subsidiary or the Service Subsidiary in the ordinary course of their businesses as currently conducted;

        (i)      the Subsidiary Guarantees;

        (j) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

        (k)      the Western Atlas Acquisition;

        (l) equity investments by the Company in WILC/HKS L.L.C., a Wisconsin limited liability company, provided the aggregate amount of such investments does not exceed $3,200,000 and Mooney LaSage and Associates, Ltd. or an entity controlled by it is the managing member of such limited liability company;

        (m) acquisitions of all or substantially all of the assets or business of any other Person engaged in the same or similar business as the Company, or of a division of a Person engaged in such a business, or of all or substantially all the Voting Stock of a Person, so long as (i) no Default or Event of Default exists or would exist after giving effect to such acquisition, (ii) the Board of Directors or other governing body of such Person whose Property or Voting Stock is being so acquired has approved the terms of such acquisition, (iii) the Company shall have delivered to the Lenders an updated Schedule 6.3 to reflect any new Subsidiary resulting from such acquisition, (iv) the Company can demonstrate that on a pro forma basis after giving effect to such acquisition it will continue to comply through the term of this Agreement with all the terms and conditions of the Loan Documents and (v) the Company has provided to the Lenders such financial and other information regarding the Person whose Property or Voting Stock is being so acquired, including historical financial statements, and a description of such Person, as the Agent or the Required Lenders have reasonably requested; and

        (n) investments, loans, advances and guaranties not otherwise permitted by this Section 8.13 aggregating not more than $1,000,000 at any one time outstanding.

        In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid and guarantees shall be taken at the amount of obligations guaranteed thereby.

        .c2.Section 8.14.    Operating Leases.;  The Company will not, nor
   will either permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Company or any Subsidiary has the express or implied right to acquire title to or purchase such Property at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Company and the Subsidiaries under all such leases or arrangements would exceed $6,000,000 during any fiscal year of the Company. Capital Leases shall not be included in computing compliance with this Section to the extent the Company's and the Subsidiaries' liability in respect of the same is permitted by Section 8.11(b) hereof.

        .c2.Section 8.15.    Sales and Leasebacks.;  The Company will not,
   nor will either permit any Subsidiary to, enter into any arrangement with any Lender, insurance company or any other lender or investor providing for the leasing by the Company or any Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor.

        .c2.Section 8.16.    Dividends and Certain Other Restricted
   Payments;. The Company will not (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock),
   (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or (c) make any payment or other distribution on or in respect of any Subordinated Indebtedness (whether for principal or interest or otherwise); provided, however, that:

        (a) the Company may pay regularly scheduled (absent acceleration) installments of accrued interest due upon the unpaid principal amount of the Subordinated Indebtedness, provided (i) such payment is made at an interest rate not in excess of the rate which the instrument evidencing such Indebtedness states as of the date hereof is applicable to such payment at the time it is made and (ii) if and only if at the time each such payment is made and immediately after giving effect thereto, (x) no Event of Default or Default shall occur or be continuing and (y) such payment is not prohibited by the Subordination Agreement;

        (b) the Company may expend up to $10,000,000 on and after the date hereof to prepay the Eaton Debt or the Western Atlas Debt in each case if and so long as at the time of each such prepayment and immediately after giving effect thereto, no Event of Default or Default shall occur or be continuing (each prepayment of the Eaton Debt or Western Atlas Debt so permitted by this clause (b) being hereinafter referred to collectively as "Permitted Sub Debt Prepayments");

        (c) the Company may, in the ordinary course, purchase or redeem common capital stock of the Company from its employees under currently existing employee stock repurchase agreements or similar agreements entered into with the Company's employees in the ordinary course of business, provided the aggregate amount so expended in any calendar year does not exceed the sum of $500,000 plus the proceeds received by the Company during such year under key man life insurance policies maintained by the Company for such purpose; and

        (d) the Company may declare and pay dividends on its capital stock if and only if at the time each such payment is made and immediately after giving effect thereto, (i) no Default or Event of Default shall occur or be continuing and (ii) the aggregate amount of dividends paid in any calendar year does not exceed $100,000.

        .c2.Section 8.17.    Mergers, Consolidations and Sales.;  The Company
   will not, nor will either permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property (except for sales of inventory in the ordinary course of business), or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that any Subsidiary (including any corporation which immediately after giving effect to an acquisition permitted by Section 8.13(m) hereof becomes such a Subsidiary) may merge or consolidate with or into the Company or any Wholly Owned Subsidiary of the Company; further provided, however, that the Company shall be the surviving or continuing corporation and the net worth of the Company shall not be less than the net worth of the Company immediately prior to such merger or consolidation. The term "substantial" as used herein shall mean the sale, transfer, lease or other disposition of 10% of the total assets of the Company.

        .c2.Section 8.18.    Maintenance of Subsidiaries;  The Company will
   not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary, provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary.

        .c2.Section 8.19.    Formation of Subsidiaries.;  Except for existing
   Subsidiaries designated on Schedule 6.3 hereto and Subsidiaries acquired in acquisitions or formed to effect acquisitions in each case permitted by
   Section 8.13(m) hereof, the Company will not, nor will either permit any Subsidiary to, form or acquire any Subsidiary without the prior written consent of the Required Lenders. As a condition to establishing or acquiring any Subsidiary, unless the Required Lenders otherwise agree, the Company shall (i) cause such Subsidiary to execute a Subsidiary Guaranty,
   (ii) cause such Subsidiary to deliver documentation similar to that described in Section 7.1(a)(xix), (d) and (g) relating to the authorization for, execution and delivery of, and validity of such Subsidiary's obligations under the Subsidiary Guarantees in form and substance satisfactory to the Required Lenders and (iii) deliver an updated Schedule 6.3 to reflect the new Subsidiary.

        .c2.Section 8.20.    ERISA.;  The Company will, and will cause each
   Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their respective Properties. The Company will, and will cause each Subsidiary to, promptly notify the Lenders of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

        .c2.Section 8.21.    Compliance with Laws.;  The Company will, and
   will cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to the Properties or business operations of the Company or any Subsidiary, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary or could result in a Lien upon any of their Property.

        .c2.Section 8.22.    Burdensome Contracts With Affiliates.;  Except
   for the agreements, the preferred stock provisions and the fees set forth in Section 6.11 hereof, the Company will not, nor will it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly Owned Subsidiaries) on terms and conditions which are materially less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

        .c2.Section 8.23.    Changes in Fiscal Year.;  The Company will not,
   and it will not permit any Subsidiary to, change its fiscal year from its present basis without the prior written consent of the Required Lenders.

        .c2.Section 8.24.    Change in the Nature of Business.;  The Company
   will not, and it will not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Company or such Subsidiary on the date of this Agreement after giving effect to the Western Atlas Acquisition.

        .c2.Section 8.25.    Amendments to Subordinated Indebtedness;.  The
   Company will not amend or modify the terms and conditions applicable to the Subordinated Indebtedness, except the Company may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Indebtedness beyond the due date applicable thereto as of the date of this Agreement or to any amendment or modification to the extent the same would make the terms and conditions applicable to the Subordinated Indebtedness less burdensome on the Company. This Section shall not be deemed to prohibit the Permitted Sub Debt Prepayments.

        .c2.Section 8.26.    Use of Loan Proceeds;.  The Company will use all
   credit under this Agreement solely to: (i) finance the Western Atlas Acquisition, (ii) pay fees and expenses incurred directly as a result of the Western Atlas Acquisition, (iii) prepay up to $10,000,000 of the aggregate principal amount outstanding on the Eaton Debt and Western Atlas Debt, taken together and (iv) finance general working capital needs.

   .c1.Section 9.       Events of Default and Remedies.

        .c2.Section 9.1.     Events of Default;.  Any one or more of the
   following shall constitute an Event of Default hereunder:

        (a) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement); or

        (b) default for a period of five (5) days in the payment when due of all or any part of the interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any reimbursement obligation owing under any Application; or

        (c) default in the payment when due of any fee or other amount payable by the Company hereunder or under any Collateral Document which is not remedied within thirty (30) days after written notice thereof to the Company by the Agent or any Lender; or

        (d) default in the observance or performance of any covenant set forth in Sections 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.20,
   8.25 or 8.26 hereof or of any provision of any Collateral Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral; or

        (e) default in the observance or performance of any covenants set forth in Section 8.5, 8.6, 8.7, 8.8, 8.9 or 8.10 hereof which is not remedied within five (5) days after written notice thereof to the Company by the Agent or any Lender; or

        (f) default in the observance or performance of any other provision hereof or of any Collateral Document or Application which is not remedied within thirty (30) days after written notice thereof to the Company by the Agent or any Lender; or

        (g) any representation or warranty made by the Company herein or in any Application or Collateral Document, or in any written statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan, proves untrue in any material respect as of the date of the issuance or making thereof; or

        (h) any event occurs or condition exists (other than those described in clauses (a) through (g) above) which is specified as an Event of Default under any Collateral Document; or

        (i) without the prior written consent of the Agent, any Collateral Document shall for any reason not be, or shall cease to be, in full force and effect or shall be declared to be null and void; or

        (j) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or any Subsidiary aggregating $2,000,000 or more or under any indenture, agreement or other instrument under which the same may be issued and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money expressed to mature upon demand shall not be paid when demanded; or

        (k) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 shall be entered or filed against the Company or any of its Subsidiaries or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

        (l) John W. Splude, SWIB and M&I Ventures shall, taken together as a group, at any time and for any reason cease to own, both legally and beneficially, at least 51% of the issued and outstanding Voting Stock of the Company;

        (m) any guarantor of the Loans or any other Obligations shall purport to disavow, revoke, repudiate or terminate its guaranty or such guaranty shall otherwise cease to have any force or effect; or

        (n) the Company makes any payment or other distribution on account of the principal of or interest on any indebtedness (whether or not such payment is then permitted by Section 8.16 hereof) which payment or distribution is prohibited under the terms of the Subordination Agreement or in the case of any indebtedness not subject thereto, any instruments subordinating such indebtedness to the prior payment of the Loans or any other Obligations (provided that the Permitted Sub Debt Prepayments shall not be deemed an Event of Default under this Section 9.1(n)); or

        (o) (i) the Company shall permanently waive any right to accrue (rather than pay in cash) any interest on the Subordinated Indebtedness or the Company shall permanently waive any right to pay (by issuance of shares of preferred capital stock) any dividends accrued on its preferred capital stock (provided, however, that it is not an Event of Default under this Agreement if the Company shall fail to exercise or temporarily waive such rights); or

        (p) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

        (q) the Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to Bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 9.1(r) hereof; or

        (r) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of the Subsidiaries or any substantial part of any of their Property, or a proceeding described in Section 9.1(q)(v) shall be instituted against the Company or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

        .c2.Section 9.2.     Non-Bankruptcy Defaults;.  When any Event of
   Default described in clauses (a) through (p) both inclusive, of Section
   9.1 has occurred and is continuing, the Agent shall, upon request of the Required Lenders, by notice to the Company, take one or more of the following actions:

        (a) terminate the obligations of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

        (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other amounts payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

        .c2.Section 9.3.     Bankruptcy Defaults;.  When any Event of Default
   described in clauses (q) or (r) of Section 9.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other amounts payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

        .c2.Section 9.4.     Collateral for Undrawn Letters of Credit;.
   When any Event of Default, other than an Event of Default described in clauses (q) or (r) of Section 9.1, has occurred and is continuing, the Company shall, upon demand of the Agent (which demand shall be made upon the request of the Required Lenders), and when any Event of Default described in clause (q) or (r) of Section 9.1 has occurred the Company shall, without notice or demand from the Agent, immediately pay to the Agent the full undrawn amount of each Letter of Credit then outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Agent and the Lenders would not have an adequate remedy at law for failure of the Company to honor any such demand and that the Agent and the Lenders shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

   .c1.Section 10.      The Agent.

        .c2.Section 10.1.    Appointment and Authorization.;  Each Lender
   hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Agent is not acting as a fiduciary of the Lenders in respect to the Loan Documents, the Company or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Lenders except as expressly set forth herein. The Agent may resign at any time by sending thirty (30) days prior written notice to the Company and the Lenders and may be removed by the Required Lenders upon thirty (30) days prior written
   notice to the Company and the Lenders.   In the event of any such
   resignation or removal, the Required Lenders may appoint a new agent with the Company's consent, which shall succeed to all the rights, powers and duties of the Agent hereunder and under the other Loan Documents. Any resigning or removed Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) the Company shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Agent's rights in the Loan Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

        .c2.Section 10.2. Rights as a Lender;. The Agent has and reserves all of the rights, powers and duties hereunder and under its Notes, the Applications and the other Loan Documents as any Lender may have and may exercise the same as though it were not the Agent and the terms "Lender" or "Lenders" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent in its individual capacity as a Lender.

        .c2.Section 10.3.    Standard of Care;.  The Lenders acknowledge that
   they have received and approved copies of the Loan Documents and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agent makes no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the other Loan Documents or of the Liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Agent need not verify the worth or existence of the Collateral, provided that the Agent agrees to furnish the Lenders with copies of any field audit reports made in connection with inspections which it or any designee may make pursuant to Section 8.5 hereof but the Agent makes no representations or warranties of any kind in connection therewith nor shall the Agent have any liability in connection therewith except for its own gross negligence or willful misconduct. Neither the Agent nor any director, officer, employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the other Loan Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Agent shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same (except to the extent the Agent's lack of such knowledge constitutes gross negligence or willful misconduct). The Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care except for the gross negligence or willful misconduct of its employees. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender. The Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders. Upon the occurrence of an Event of Default hereunder, the Agent shall take such action with respect to the enforcement of the Liens on the Collateral and the preservation and protection thereof as it shall be directed to take by the Required Lenders but unless and until the Required Lenders have given such direction the Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Lenders. The Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such owner in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent or any other Lender and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Company and the Agent shall have no liability to any Lender with respect thereto.

        .c2.Section 10.4.    Costs and Expenses;.  Each Lender agrees to
   reimburse the Agent for all costs and expenses suffered or incurred by the Agent or any security trustee in performing its duties hereunder and under the other Loan Documents, or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby, all such costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their respective Commitments; provided, however, that no such reimbursement shall be required (x) to the extent that the Agent is promptly reimbursed for such costs and expenses by the Company or out of the Collateral and
   (y) to the extent such costs and expenses were caused by the Agent's gross negligence or willful misconduct. Amounts received by the Agent in reimbursement from the Company or recovered out of the Collateral in each case subsequent to such payments by the Lenders shall be distributed to the Lenders in accordance with the provisions of Section 3.5 hereof.

        .c2.Section 10.5.    Indemnity;.  The Lenders, to the extent not
   prohibited by applicable law, shall ratably indemnify and hold the Agent, and its directors, officers, employees, agents or representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs and expenses suffered or incurred by them hereunder or under the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company or out of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. Amounts received by the Agent in reimbursement from the Company or recovered out of the Collateral in each case subsequent to such payments by the Lenders shall be distributed to the Lenders in accordance with the provisions of
   Section 3.5 hereof.

        .c2.Section 10.6.    Credit Decision;.  Each Lender acknowledges that
   it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or any other Loan Document.

   .c1.Section 11.      Miscellaneous.

        .c2.Section 11.1.    Holidays. ; If any payment of principal or
   interest on any Note or any fee hereunder shall fall due on a day which is not a Business Day, principal together with interest at the rate the Note bears for the period prior to maturity or any fee at the rate such fee accrues shall continue to accrue from the stated due date thereof to and including the next succeeding Business Day, on which the same is payable.

        .c2.Section 11.2.    No Waiver, Cumulative Remedies. ; No delay or
   failure on the part of the Lender or on the part of the holder of the Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Lender and of the holder of the Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

        .c2.Section 11.3.    Waivers, Modifications and Amendments;.  Any
   provision hereof or of the Notes or the other Loan Documents may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled (any such amendment, modification, waiver, release, rescission or annulment being hereinafter referred to collectively as a "Modification") upon the written consent of the Required Lenders; provided, however, that without the consent of all Lenders, no such Modification shall increase the amount or extend the term of any Lender's Commitment or reduce the interest rate applicable to or extend the maturity of its Notes or reduce the amount of the fees to which it is entitled hereunder or release any substantial (in value) part of the collateral security afforded by the Collateral Documents (except in connection with a sale or other disposition required to be effected by the provisions hereof or of the Collateral Documents) or change this Section or change the definition of "Required Lenders" or change the number of Lenders required to take any action hereunder or under the Collateral Documents. No Modification of the Agent's protective provisions shall be effective without the prior written consent of the Agent. In the event any Lender (hereinafter, a "non-consenting Lender") refuses to consent in writing to any Modification requested by the Company to which the Agent is willing to consent in writing, the Company shall have the right, with the assistance of the Agent if the Company so desires and such assistance can be rendered without material cost or burden to the Agent, to seek a substitute bank or banks reasonably satisfactory to the Agent (which may be one or more of the other Lenders) to replace the non-consenting Lender under this Agreement. The non-consenting Lender shall cooperate with the Company and substitute bank to accomplish such substitution on the terms of Section 11.15 hereof, provided that the non-consenting Lender's entire Commitment is replaced, and the $2,500 processing fee payable under
   Section 11.15 shall not be payable in connection with any such assignment required under this Section. The purchase price to be paid by such substitute bank for such assignment shall be equal to the sum of (i) the principal amount of all of the non-consenting Lender's outstanding Loans plus any accrued and unpaid interest thereon, (ii) the amount unpaid to the non-consenting Lender on unreimbursed draws honored on Letters of Credit plus any unpaid and accrued interest thereon, (iii) the accrued but unpaid commitment fees in respect of the non-consenting Lender's Commitment hereunder, (iv) any reasonable out-of-pocket expenses of the non-consenting Lender (including reasonable attorneys' fees) directly incurred as a result of such assignment and (v) any other amount that may be owing to such Lender hereunder (including any such amount as may be due under Section 2.9 hereof).

        .c2.Section 11.4.    Costs and Expenses;.  The Company agrees to pay
   on demand the costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the recording or filing of any of the foregoing or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees (subject to the limit expressed in the immediately following sentence) and expenses of Messrs. Chapman and Cutler, counsel for the Agent, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated), and all costs and expenses (including reasonable attorneys' fees), if any, incurred by the Agent, the Lenders or any other holders of a Note in connection with a default under or the enforcement of this Agreement or any other Loan Document or any other instrument or document to be delivered hereunder or thereunder, including such of the foregoing as have been so incurred in a proceeding of the type described in Section 9.1(q) or 9.1(r) hereof. Notwithstanding anything in the foregoing to the contrary, (i) the Company shall not be liable, without its consent, to reimburse the Agent for more than $35,000 of the fees (as opposed to disbursements and separately charged items) of Messrs. Chapman and Cutler in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder as a condition precedent to the initial extension of credit hereunder and (ii) the Company shall not be liable, unless it so consents, to reimburse the Agent for more than $5,000 for the fees (as opposed to disbursements and separately charged items) of Messrs. Chapman and Cutler in connection with the negotiation, preparation, execution and delivery of each separate waiver or amendment to this Agreement or any other Loan Documents. The Company agrees to indemnify and save the Lenders, the Agent and any security trustee for the Lenders harmless from any and all liabilities, losses, costs and expenses incurred by the Lenders or the Agent in connection with any action, suit or proceeding brought against the Agent, security trustee or any Lender by any Person (but excluding attorneys' fees for litigation solely between the Lenders to which the Company is not a party) which arises out of the transactions contemplated or financed hereby or by any other Loan Document or out of any action or inaction by the Agent, any security trustee or any Lender hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the Agent or any Lender.
   The provisions of this Section and the protective provisions of Article 2 hereof shall survive payment of the Obligations.

        .c2.Section 11.5.    Documentary Taxes.;  The Company agrees to pay
   on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

        .c2.Section 11.6.    Survival of Representations.;  All
   representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

        .c2.Section 11.7. Survival of Indemnities.; All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.4, 2.7,
   2.8 and 2.9 hereof, shall survive the termination of this Agreement and the payment of the Obligations.

        .c2.Section 11.8.    Notices;.  Except as otherwise specified herein,
   all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address, telecopier number or telex number set forth below, in the case of the Company, or on the appropriate signature page hereof, in the case of the Lenders and the Agent, or such other address, telecopier number or telex number as such party may hereafter specify by notice to the Agent and the Company given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed to:

               HK Systems, Inc.
               2855 South James Drive
               New Berlin, Wisconsin  53151
               Attention:  John C. Hines
               Telephone: (414) 860-6650
               Telecopy:  (414) 860-7010

               With a copy to:
               Messrs. Foley & Lardner
               Firstar Center
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin  53202-5367
               Attention:  Edward J. Hammond, Esq.
               Telephone:  (414) 297-5619
               Telecopy:  (414) 297-4900

   Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section and the answerback is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

        .c2.Section 11.9.    Headings;.  Section headings used in this
   Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

        .c2.Section 11.10.   Severability of Provisions.;  Any provision of
   this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the Notes may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the Notes are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the Notes invalid or unenforceable.

        .c2.Section 11.11.   Counterparts.;  This Agreement may be executed
   in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        .c2.Section 11.12.   Binding Nature, Governing Law, Etc;.  This
   Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Agent and the Lenders and the benefit of their successors and assigns, including any subsequent holder of an interest in the Notes. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws. The Company may not assign its rights hereunder without the written consent of the Lenders.

        .c2.Section 11.13.   Entire Understanding;.  This Agreement, together
   with the other Loan Documents, constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby except for prior understandings related to fees payable to the Agent upon the initial closing of the transactions contemplated hereby.

        .c2.Section 11.14.   Participations;.  Any Lender may grant
   participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant") provided that (i) no Participant shall thereby acquire any direct rights under this Agreement,
   (ii) no Lender shall agree with a Participant not to exercise any of such Lender's rights hereunder without the consent of such Participant except for rights which under the terms hereof may only be exercised by all Lenders and (iii) no sale of a participation in extensions of credit shall in any manner relieve the selling Lender of its obligations hereunder.

        .c2.Section 11.15.   Assignment Agreements;.  Each Lender may, from
   time to time upon at least five (5) Business Days' prior written notice to the Agent and the Company, assign to other commercial lenders part of its rights and obligations under this Agreement (including without limitation the indebtedness evidenced by the Notes then owned by such assigning Lender, together with an equivalent proportion of its Commitments to make Loans hereunder) pursuant to written agreements executed by such assigning Lender, such assignee lender or lenders, the Company and the Agent, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignee lender and the portion of the Commitment of the assigning Lender to be assumed by it (the "Assignment Agreements"); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Lender's Commitment, Loans, Note and credit risk with respect to Letters of Credit;
   (ii) unless the Agent otherwise consents, the aggregate amount of the unused Commitment, Loans and credit risk with respect to Letters of Credit of the assigning Lender being assigned pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall (x) in no event be less than $5,000,000 and shall be an integral multiple of $5,000,000 or (y) be an assignment of all of the assigning Lender's Commitment and other interests as a Lender hereunder; (iii) the Agent shall maintain for its own account the lesser of (x) $30,000,000 or
   (y) 33-1/3% of the total Commitments as the same may from time to time be reduced by the Company pursuant to Section 3.4 hereof; (iv) the Agent and (except for an assignment made during the continuance of any Event of Default described in Section 9.1(q) or 9.1(r) hereof) the Company must each consent to each such assignment to a party which was not an original signatory of this Agreement, which consent shall not be unreasonably withheld; and (v) the assigning Lender must pay to the Agent a processing and recordation fee of $2,500 and any out-of-pocket attorneys' fees and expenses incurred by the Agent in connection with such Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Lender thereunder, the assignee lender thereunder, the Company and the Agent and payment to such assigning Lender by such assignee lender of the purchase price for the portion of the indebtedness of the Company being acquired by it, (i) such assignee lender shall thereupon become a "Lender" for all purposes of this Agreement with a Commitment in the amounts set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender hereunder, (ii) such assigning Lender shall have no further liability for funding the portion of its Commitment assumed by such other Lender and no further obligation with respect to such portion of its Commitment (except to the extent of any such other obligation which arises from any act or omission prior to the effective date of such assignment) and (iii) the address for notices to such assignee Lender shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Company shall execute and deliver (i) a Note to the assignee Lender in the amount of its Commitment and a new Note to the assigning Lender in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Notes" for all purposes of this Agreement and of the Collateral Documents and (ii) such amendments to the Collateral Documents as may be necessary or appropriate to assure the credit extended by the assignee Lender is secured by the Collateral Documents.

        .c2.Section 11.16.   Terms of Collateral Documents not Superseded;.
   Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

        .c2.Section 11.17.   Confidentiality;.  The Agent and each Lender
   shall hold in confidence any material nonpublic information delivered or made available to them by the Company or any Subsidiary. The foregoing to the contrary notwithstanding, nothing herein shall prevent any Lender from disclosing any information delivered or made available to it by the Company or any Subsidiary (i) to any other Lender or any Affiliate thereof, (ii) to any other Person if reasonably incidental to the administration of the credit contemplated hereby, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Lender which is not permitted by this Agreement, (vi) in connection with any litigation to which the Agent, any Lender, or any of their respective Affiliates may be a party, along with the Company, any Subsidiary or any of their respective Affiliates, (vii) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or the other Loan Documents or otherwise, (viii) to such Lender's legal counsel and financial consultants and independent auditors, and (ix) to any actual or proposed participant or assignee of all or part of its rights under the credit contemplated hereby provided the Company consents to such disclosure (except that no such consent shall be required in the case of any participation or assignment to a Lender or any Affiliate of a Lender) and such participant or assignee agrees in writing to be bound by the duty of confidentiality under this Section to the same extent as if it were a Lender hereunder.

        Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

        Dated as of this 15th day of November, 1996.

                                 HK Systems, Inc.


                                 By /s/ John C. Hines
                                 Name:  John C. Hines
                                 Title: Vice President

        Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

        Each of the Lenders hereby agrees with each other Lender that if it should receive or obtain any payment (whether by voluntary payment, by realization upon collateral, by the exercise of rights of setoff or Lender's lien, by counterclaim or cross action, or by the enforcement of any rights under this Agreement, the Notes, the Collateral Documents or otherwise) in respect of the obligations of the Company under this Agreement and the other Loan Documents in a greater amount than such Lender would have received had such payment been made to the Agent and been distributed among the Lenders as contemplated by Section 3.5 hereof then in that event the Lender receiving such disproportionate payment shall purchase for cash without recourse from the other Lenders an interest in the obligations of the Company to such Lenders arising under this Agreement and the other Loan Documents in such amount as shall result in a distribution of such payment as contemplated by Section 3.5 hereof. In the event any payment made to a Lender and shared with the other Lenders pursuant to the provisions hereof is ever recovered from such Lender, the Lenders receiving a portion of such payment hereunder shall restore the same to the payor Lender, but without interest.

   Address:

   111 West Monroe Street                  Harris Trust and Savings Bank
   Chicago, Illinois  60690
   Attention:  Mr. Andrew K. Peterson
                   Emerging Majors         By /s/ Andrew K. Peterson
   Telecopy:  (312)461-2591                Its Vice President

   Telephone:  (312)461-6537

   Lending Offices:

   Domestic Rate Portion:                         111 West Monroe Street
                                                  Chicago, Illinois  60690

   LIBOR Portions:                                Nassau Branch
                                                  c/o 111 West Monroe Street
                                                  Chicago, Illinois  60690


   Address:

   777 East Wisconsin Avenue               Firstar Bank Milwaukee, N.A.
   Milwaukee, Wisconsin 53202
   Attention:   Ms. Caroline V. Krider     By /s/ Caroline V. Krider
   Telecopy:  (414)765-5062                Its
   Telephone:  (414)765-5971


   Lending Offices:

   Domestic Rate Portion:                         777 East Wisconsin Avenue
                                                  Milwaukee, Wisconsin 53202

   LIBOR Portions:                                777 East Wisconsin Avenue
                                                  Milwaukee, Wisconsin 53202


   Address:

   50 South LaSalle Street                 The Northern Trust Company
   Chicago, Illinois 60675
   Attention:   Mr. Joseph M. Kunze        By /s/ Joseph M. Kunze
   Telecopy:  (312) 444-7028               Its
   Telephone:  (312) 444-3175


   Lending Offices:

   Domestic Rate Portion:                            50 South LaSalle Street
                                                     Chicago, Illinois 60675

   LIBOR Portions:                                   50 South LaSalle Street
                                                     Chicago, Illinois 60675


   Address:

   111 East Wisconsin Avenue               Bank One, Milwaukee, NA
   Milwaukee, Wisconsin  53201-2033
   Attention:   Ronald J. Carey            By /s/ Ronald J. Carey
   Telecopy:  ______________               Its
   Telephone:  _____________



   Lending Offices:

   Domestic Rate Portion:                   111 East Wisconsin Avenue
                                            Milwaukee, Wisconsin  53201-2033

   LIBOR Portions:                          111 East Wisconsin Avenue
                                            Milwaukee, Wisconsin  53201-2033

                                    Exhibit A
                                HK Systems, Inc.
                              Revolving Credit Note

   $_______________                                         November 15, 1996

        On the Termination Date, for value received, the undersigned, HK Systems, Inc., a Wisconsin corporation (the "Company"), promises to pay to the order of ________________ (the "Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of
   (i) _______________________ and no/100 Dollars ($______________), or (ii)
   such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all loans owing from the Company to the Lender under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.
   This Note evidences loans constituting part of a "Domestic Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Third Amended and Restated Credit Agreement dated as of November 15, 1996 between the Company, Harris Trust and Savings Bank, individually and as Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made and to be made to the Company by the Lender under the Revolving Credit provided for under the Credit Agreement, and the Company promises to pay interest at the office described above on each loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

        Each loan made under the Revolving Credit provided for in the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and in the case of any LIBOR Portion the interest rate and interest period applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and in the case of any LIBOR Portion the interest rate and interest period applicable thereto.

        This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured, among other things, by the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

        This Note is issued in substitution for and replacement of that certain Revolving Credit Note of Old HK dated May 23, 1996 payable to the order of the Lender in the face principal amount of $_____________.
    [Delete in Bank One Note]

        This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws. The Company promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand.

                                           HK Systems, Inc.


                                           By
                                           Name:
                                           Title:

                                    Exhibit B
                           Form of Opinion of Counsel

   (To Be Retyped On Letterhead Of Counsel And Dated As Of Date Of Closing)
                              _______________, 1996


   Harris Trust and Savings Bank, as Agent
     for the Lenders under the Loan
     Documents hereinafter identified
   111 West Monroe Street
   Chicago, Illinois  60603

   Gentlemen:

        We have served as counsel to HK Systems, Inc., a Wisconsin corporation (the "Company") and _______________ in connection with the extension by the Lenders of $90,000,000 in revolving credit facilities to the Company.

        As such counsel, we have supervised the taking of the corporate proceedings necessary to authorize the execution and delivery of, and have examined executed originals of, the instruments and documents identified on Schedule A to this letter (collectively the "Loan Documents", individual Loan Documents and other capitalized terms used below being hereinafter referred to by the designations appearing on Schedule A). As counsel to the Company and _______________, we are familiar with the articles of incorporation, charter, by-laws and any other agreements under which the Company and _______________ are organized. We have also examined such other instruments and records and inquired into such other factual matters and matters of law as we deem necessary or pertinent to the formulation of the opinions hereinafter expressed.
   Based upon the foregoing and upon our examination of the articles of incorporation, charter and by-laws of the Company and _______________, we are of the opinion that:

   1. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Wisconsin with full and adequate corporate power and authority to carry on its business as now conducted and is duly licensed or qualified and in good standing in each jurisdiction wherein the conduct of its business or the assets and properties owned or leased by it require such licensing or qualification.

        2. _____________ is a corporation duly organized and validly existing and in good standing under the laws of the State of _________ with full and adequate corporate power and authority to carry on its business as now conducted and is duly licensed or qualified and in good standing in each jurisdiction wherein the conduct of its business or the assets and properties owned or leased by it require such licensing or qualification.

        3. The Company has full right, power and authority to borrow from you, to mortgage, pledge, assign and otherwise encumber its assets and properties as collateral security for such borrowings, to execute and deliver the Loan Documents executed by it and to observe and perform all the matters and things therein provided for. The execution and delivery of the Loan Documents executed by the Company does not, nor will the observance or performance of any of the matters or things therein provided for, contravene any provision of law or of the articles of incorporation, charter or by-laws of the Company (there being no other agreements under which the Company is organized) or, to the best of our knowledge after due inquiry, of any covenant, indenture or agreement binding upon or affecting the Company or any of its properties or assets.

        4. _____________ has full right, power and authority to guarantee all indebtedness, obligations and liabilities, whether now existing or hereafter arising, of the Company to the Lenders, to execute and deliver the Loan Documents executed by it and to observe and perform all the matters and things therein provided for. The execution and delivery of the Loan Documents executed by _____________ does not, nor will the observance or performance of any of the matters or things therein provided for, contravene any provision of law or of the articles of incorporation, charter or bylaws of _____________ (there being no other agreements under which _____________ is organized) or, to the best of our knowledge after due inquiry, of any covenant, indenture or agreement binding upon or affecting _____________ or any of its properties or assets.

        5. The Loan Documents executed by the Company have been duly authorized by all necessary corporate action (no stockholder approval being required), have been executed and delivered by the proper officers of the Company and constitute valid and binding agreements of the Company enforceable against it in accordance with their respective terms, except as such terms may be limited by bankruptcy, insolvency or similar laws and legal or equitable principles affecting or limiting the enforcement of creditors' rights generally.

        6. The Loan Documents executed by _____________ have been duly authorized by all necessary corporate action of _____________ (no stockholder approval being required) have been executed and delivered by the proper officers of _____________ and constitute valid and binding agreements of _____________ enforceable against it in accordance with their respective terms, except as such terms may be limited by bankruptcy, insolvency or similar laws and legal or equitable principles affecting or limiting the enforcement of creditors' rights generally.

        7. No order, authorization, consent, license or exemption of, or filing or registration with, any court or governmental department, agency, instrumentality or regulatory body, whether local, state or federal, is or will be required in connection with the lawful execution and delivery of the Loan Documents or the observance and performance by the Company or _______________ of any of the terms thereof.

        8. To the best of our knowledge after due inquiry, there is no action, suit, proceeding or investigation at law or in equity before or by any court or public body pending or threatened against or affecting the Company or _______________ or any of their respective assets and properties which, if adversely determined, could result in any material adverse change in the properties, business, operations or financial condition of the Company or _______________ or in the value of the collateral security for your loans and other credit accommodations to the Company.

        The term "Lenders" as used herein shall have the same meaning herein as such term has in the Credit Agreement.

        In rendering the opinions expressed above, we have examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and such other papers and evidence as we have deemed relevant and necessary as a basis for these opinions. We have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for our examination.

        Our opinions expressed above are limited to the laws of the State of Wisconsin, the corporate laws of the States of Delaware and ______________ and the federal laws of the United States of America. In expressing our opinion as to the validity and enforceability of those Loan Documents governed by the laws of the State of Illinois, we have assumed that the laws of the State of Illinois do not differ in any respect material to our opinion from the laws of the State of Wisconsin.

        Although this opinion is addressed to you, as Agent under the Loan Documents, we acknowledge that this opinion is being given to each of the Lenders identified in the Credit Agreement, that you may deliver a copy of this opinion to such Lenders and that such Lenders may rely thereon. Respectfully submitted,

                                   Schedule A

                               The Loan Documents
             (All Loan Documents are dated as of November 15, 1996)

        1. Third Amended and Restated Credit Agreement by and between the Company, the Lenders named therein and Harris Trust and Savings Bank as Agent (the "Agent") (the "Credit Agreement").

        2. Revolving Credit Notes of the Company payable to the order of the Lenders.

        3.       Security Agreement from the Company to the Agent.

        4. Security Agreement Re: Intellectual Property from the Company to the Agent.

        5.       Guaranty from HEI Services, Inc.

        6.       Guaranty from HISCO Systems of Canada Ltd. to the Agent.

        7.       Guaranty from HK Taylor Industries, Inc. to the Agent.

        8. Amended and Restated Security Agreement from HEI Services, Inc. to the Agent.

        9.       Security Agreement from HK Taylor Industries, Inc. to the
   Agent.

                                    Exhibit C
                             Compliance Certificate

        This Compliance Certificate is furnished to each of the Lenders pursuant to that certain Third Amended and Restated Credit Agreement dated as of November 15, 1996, by and between HK Systems, Inc. (the "Company") and the Lenders (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

        The Undersigned hereby certifies that:

        1.       I am the chief financial officer of the Company;

        2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company during the accounting period covered by the attached financial statements;

        3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

        4. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.
   Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:
   ______________________________________________________________________
   ______________________________________________________________________
   ______________________________________________________________________

        The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 19___.

        This Certificate is executed and delivered solely in my capacity as chief financial officer of the Company and I shall have no personal liability as a result of or in connection with this Certificate.

        __________________________________

                      Attachment to Compliance Certificate
                                HK Systems, Inc.
                           Compliance Calculations for
                   Third Amended and Restated Credit Agreement
                          Dated as of November 15, 1996
                     Calculations as of _____________, 19___
         ______________________________________________________________


   A.   Current Ratio (Section 8.6)
        1.       Current assets
        2.       Current liabilities
        3.       Ratio of Line 1 to Line 2
        ("Current Ratio")                    :1
        4.       Current Ratio must be not  less than                     :1
        5.       Company is in compliance?
                 (Circle yes or no)            Yes/No
   B.   Leverage Ratio (Section 8.7)
        1.       Funded Debt
        as defined
        2.       Shareholder's Equity as defined
        3.       Line 1 plus Line 2
                 ("Total Capitalization")
        4.       Subordinated Indebtedness
        5.       Line 1 minus Line 4
                 ("Senior Funded Debt")
        6.       Ratio of Senior Funded Debt
                 (Line 5) to Total Capitalization
                 (Line 3) ("Leverage Ratio")                              :1
        7. As listed in Section 8.7, for the date of this Certificate, the Leverage Ratio shall not be greater than
                                                                          :1
        8.       Company is in compliance?
                 (Circle yes or no)            Yes/No
   C.   Funded Debt Ratio (Section 8.8)
        1.       Senior Funded Debt (Line B5)
        2.       Net Income as defined
        3.       Amounts deducted in arriving
                 at Net Income in respect of
                 (a)    Interest Expense
                 (b)    Taxes imposed on or
                        measured by income or
                        excess profits
                 (c)    Amortization and depreciation
        4.       Sum of Lines 2, 3(a), 3(b)
                 and 3(c) ("EBITDA")
        5.       Western Atlas Adjustment Amount, as defined
        6.       Sum of EBITDA (Line 4) plus Western
                 Atlas Adjustment Amount (line 5)
        7.       Ratio of Senior Funded Debt (Line 1) to
                 EBITDA plus Western Atlas Adjustment Amount
                 (Line 6) ("Funded Debt Ratio")                           :1
        8.       As listed in Section 8.8, for
                 the date of this Certificate,
                 the Funded Debt Ratio must
                 not be more than                          :1
        9.       Company is in compliance?  (Circle yes or no)     Yes/No
   D.   Interest Coverage Ratio (Section 8.9)
        1.       Net Income as defined     __________
        2.       Amounts deducted in arriving
                 at Net Income in respect of
                 (a)    Interest Expense
                 (b)    Taxes imposed on or
                        measured by income or
                        excess profits
                 (c)    Amortization
        3.       Sum of Lines 1, 2(a), 2(b)
                 and 2(c) ("EBITA")
        4.       Western Atlas Adjustment Amount,
                 as defined
        5.       Sum of EBITA (Line 3) plus Western
                 Atlas Adjustment Amount (Line 5)
        6.       Interest Expense as defined
        7.       Ratio of Line 5 to
                 Line 6 ("Interest Coverage Ratio")                       :1
        8.       As listed in Section 8.9, for
                 the date of this Certificate,
                 the Interest Coverage Ratio must
                 not be less than               2.50:1
        9.       Company is in compliance?
                 (Circle yes or no)            Yes/No
   E.   Capital Expenditures (Section 8.10)
        1.       Aggregate capital expenditures for Company,     ___________
                 Company and the Subsidiaries
        2.       Aggregate capital expenditures (Line 1)         $__________
                 must not exceed
        3.       Company is in compliance?
                 (Circle yes or no)            Yes/No

                                  Schedule 6.3
                                  Subsidiaries

    Name                             Jurisdiction of      Percentage
                                     Incorporation        Ownership

    HISCO Systems of                 Canada               100%
      Canada Ltd.
    HEI Services, Inc.               Delaware             100%
    HK Taylor Industries, Inc.       North Carolina       100%